AS FILED WITH THE SEC ON ______________.              REGISTRATION NO. 33-20018


                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                               ------------------

                                     FORM S-1


                          POST-EFFECTIVE AMENDMENT NO. 9


                         REGISTRATION STATEMENT UNDER THE
                              SECURITIES ACT OF 1933

                    PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

                                   IN RESPECT OF

                             PRUCO LIFE OF NEW JERSEY
                                 VARIABLE CONTRACT
                               REAL PROPERTY ACCOUNT

                            (Exact Name of Registrant)

                  C/O PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                               213 WASHINGTON STREET
                           NEWARK, NEW JERSEY 07102-2992
                                  (800) 445-4571
           (Address and telephone number of principal executive offices)

                               ------------------

                                 THOMAS C. CASTANO
                                ASSISTANT SECRETARY
                    PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                               213 WASHINGTON STREET
                           NEWARK, NEW JERSEY 07102-2992
                                  (800) 445-4571
            (Name, address, and telephone number of agent for service)

                                     Copy to:
                                 JEFFREY C. MARTIN
                                  SHEA & GARDNER
                          1800 MASSACHUSETTS AVENUE, N.W.
                              WASHINGTON, D.C. 20036

                               ------------------

                               CROSS REFERENCE SHEET
                             (AS REQUIRED BY FORM S-1)


S-1 ITEM NUMBER AND CAPTION                          LOCATION
---------------------------                          ---------

1.   Forepart of the Registration Statement
     and Outside Front Cover Page of
     Prospectus ................................       Cover

2.   Inside Front and Outside Back Cover Pages
     of Prospectus .............................       Inside Front Cover

3.   Summary Information, Risk Factors and
     Ratio of Earnings to Fixed Charges ........       Prospectus Cover; Summary;
                                                       Risk Factors

4.   Use of Proceeds ...........................       Investment  Policies; Current  Real  Estate-Related
                                                       Investments;   Management's Discussion and Analysis
                                                       of Financial Condition and Results of Operations

5.   Determination of Offering Price ...........       Not Applicable

6.   Dilution ..................................       Not Applicable

7.   Selling Security Holders ..................       Not Applicable


8.   Plan of Distribution ......................       Distribution of the Contracts

9.   Description of Securities to be Registered .      Prospectus Cover; General Information about Pruco Life
                                                       Insurance Company of New Jersey, Pruco Life of New Jersey
                                                       Variable Contract Real Property Account, The Prudential
                                                       Variable Contract Real Property Partnership, and The
                                                       Investment Manager; The Real Property Account's
                                                       Unavailability to Certain Contracts; Valuation of Contract
                                                       Owners' Participating Interests; Charges; Restrictions on
                                                       Withdrawals; Restrictions on Contract Owners' Investment in
                                                       the Real Property Account

10.  Interests of Named Experts and Counsel ....       Not Applicable


11.  Information With Respect to the Registrant .      General Information about Pruco Life Insurance Company of
                                                       New Jersey, Pruco Life of New Jersey Variable Contract Real
                                                       Property Account, The Prudential Variable Contract Real
                                                       Property Partnership, and The Investment Manager; Investment
                                                       Policies; Current Real Estate-Related Investments;
                                                       Management's Discussion and Analysis of Financial Condition
                                                       and Results of Operations; Per Share Investment Income and
                                                       Capital Changes; Investment Restrictions; Conflicts of
                                                       Interest; Valuation of Contract Owners' Participating
                                                       Interests; Financial Statements; Litigation; State
                                                       Regulation; Federal Income Tax Considerations

12.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities ................................      Not Applicable


                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS


MAY 1, 1997


PRUCO LIFE
OF NEW JERSEY
VARIABLE CONTRACT
REAL PROPERTY ACCOUNT

This prospectus describes the real estate investment option that Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), a stock life insurance company that is an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"), offers in connection with the funding of benefits under certain variable life insurance and variable annuity contracts (the "Contracts") it issues. These Contracts are described in different prospectuses, and this prospectus is attached to the prospectus for the type of Contract selected. Although the Contracts vary in their terms, each provides that owners may allocate all or part of their net premiums or purchase payments to the Pruco Life of New Jersey Variable Contract Real Property Account (the "Real Property Account"), a separate account of Pruco Life of New Jersey. The assets of the Real Property Account are invested entirely through The Prudential Variable Contract Real Property Partnership (the "Partnership") which is a general partnership established by Pruco Life of New Jersey, Prudential and Pruco Life Insurance Company ("Pruco Life") to provide for investment of assets allocated to the real property investment option under variable contracts issued by those companies. Through the Partnership, the assets of the Real Property Account will be invested primarily (at least 65%) in direct ownership interests in income-producing real property such as office buildings, shopping centers, apartments, industrial properties, agricultural land, or hotels, participating mortgage loans originated by the Partnership, and real property sale-leaseback transactions negotiated on behalf of the Partnership. It is expected that typically the large majority of these real estate investments will be in direct ownership interests in real estate, including but not limited to fee interests, general partnership interests, leaseholds, and tenancies in common. Apart from a portion of the Partnership's assets (normally 10-15%) invested in short-term or intermediate-term debt instruments for liquidity purposes, the remainder of the Partnership's assets may be invested in other types of real estate-related investments, including primarily conventional, non-participating mortgage loans and real estate investment trusts. Values under the Contracts, with respect to the portion of the Contract owner's Contract fund allocated to the Real Property Account, will vary with the performance of the Real Property Account's investments through the Partnership.

The investment objectives of the Real Property Account and Partnership are to:
(i) preserve and protect capital; (ii) provide for compounding of income as a result of reinvestment of cash flow from investments; and (iii) provide for increases over time in the amount of such income through appreciation in the value of assets. There can be no assurance, of course, that these investment objectives will be met.

                                ----------------

THIS OFFERING INVOLVES CERTAIN RISK FACTORS. INVESTMENT IN THE REAL PROPERTY ACCOUNT INVOLVES A SIGNIFICANT DEGREE OF RISK, ATTRIBUTABLE IN PART TO THE FACT THAT THE ASSETS HELD IN THE PARTNERSHIP MAY NOT BE READILY SALABLE ON COMMERCIALLY REASONABLE TERMS. SEE RISK FACTORS, PAGE 11. THE ASSETS OF THE REAL PROPERTY ACCOUNT AND PARTNERSHIP WILL NOT BE AS LIQUID AS THE INVESTMENTS GENERALLY MADE BY VARIABLE LIFE INSURANCE AND VARIABLE ANNUITY SEPARATE ACCOUNTS (SEE LIQUIDITY OF INVESTMENTS, PAGE 11) AND THE ABILITY OF THE CONTRACT OWNER TO WITHDRAW OR TRANSFER PORTIONS OF HIS OR HER CONTRACT FUND ALLOCATED TO THE REAL PROPERTY ACCOUNT MAY BE SUBJECT TO CERTAIN RESTRICTIONS. SEE RESTRICTIONS ON WITHDRAWALS, PAGE 18. MOREOVER, THE INVESTMENTS AND OPERATION OF THE REAL PROPERTY ACCOUNT AND PARTNERSHIP MAY BE SUBJECT TO CERTAIN CONFLICTS OF INTEREST. SEE CONFLICTS OF INTEREST, PAGE 13.

                                -----------------

PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE. IT IS ATTACHED TO A CURRENT PROSPECTUS FOR THE RELATED VARIABLE CONTRACT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                              213 Washington Street
                          Newark, New Jersey 07102-2992
                            Telephone: (800) 445-4571


PRPA-2 Ed 5-97

                               PROSPECTUS CONTENTS

                                                                           PAGE

PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS.........      2

SUMMARY  ................................................................      3

GENERAL INFORMATION ABOUT PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY,
 PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT, THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP, AND THE
 INVESTMENT MANAGER .....................................................      4
 PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY .............................      4
 PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT .......      4
 THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP .............      5
 THE INVESTMENT MANAGER .................................................      5

INVESTMENT POLICIES......................................................      6
  OVERVIEW ..............................................................      6
  INVESTMENT IN DIRECT OWNERSHIP INTERESTS IN REAL ESTATE................      6
  INVESTMENTS IN MORTGAGE LOANS..........................................      7
  INVESTMENTS IN SALE-LEASEBACKS.........................................      9
  GENERAL INVESTMENT AND OPERATING POLICIES..............................      9

CURRENT REAL ESTATE-RELATED INVESTMENTS..................................     10
  PROPERTIES.............................................................     10

RISK FACTORS.............................................................     11
  LIQUIDITY OF INVESTMENTS...............................................     11
  GENERAL RISKS OF REAL PROPERTY INVESTMENTS.............................     11
  RELIANCE ON THE PARTNERS AND THE INVESTMENT MANAGER....................     13

INVESTMENT RESTRICTIONS..................................................     13

CONFLICTS OF INTEREST....................................................     13

THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS..........     15

VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS....................     15

BORROWING BY THE PARTNERSHIP.............................................     17

CHARGES  ...............................................................      17

RESTRICTIONS ON WITHDRAWALS..............................................     18

RESTRICTIONS ON CONTRACT OWNERS' INVESTMENT IN THE REAL PROPERTY ACCOUNT.     18

FEDERAL INCOME TAX CONSIDERATIONS........................................     19

DISTRIBUTION OF THE CONTRACTS............................................     19

STATE REGULATION.........................................................     19

ADDITIONAL INFORMATION...................................................     19

EXPERTS  ................................................................     19

LITIGATION...............................................................     20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.....................................     20

FINANCIAL STATEMENTS.....................................................     24


FINANCIAL STATEMENTS OF PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT
  REAL PROPERTY ACCOUNT..................................................     A1

FINANCIAL STATEMENTS OF THE PRUDENTIAL VARIABLE CONTRACT REAL
 PROPERTY PARTNERSHIP ...................................................     B1

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS.

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. All reports and information filed by the Registrant can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at certain of its regional offices: Midwestern Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; Northeastern Regional Office SEC, 7 World Trade Center, Suite 1300, New York, NY 10048.

                           REPORTS TO CONTRACT OWNERS

Pruco Life of New Jersey will mail to each Contract owner who elects to allocate a portion of his or her Contract fund to the Real Property Account an annual report containing audited financial statements for the Real Property Account and the Partnership and an annual statement showing the status of his or her Contract fund and such other information as may be required by applicable regulation or law.

          THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
        PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS
                 (FOR A SHARE OUTSTANDING THROUGHOUT THE PERIOD)

THE FOLLOWING INFORMATION ON PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS HAS BEEN AUDITED BY PRICE WATERHOUSE LLP, INDEPENDENT ACCOUNTANTS (1996 FIGURES) AND DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS (1995 AND PRIOR FIGURES). BOTH UNQUALIFIED AUDITORS' REPORTS ARE INCLUDED IN THIS PROSPECTUS. THIS PAGE SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO OF THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP INCLUDED IN THIS PROSPECTUS.


                                       01/01/96   01/01/95  01/01/94   01/01/93    01/01/92
                                          to         to        to        to           to
                                       12/31/96   12/31/95  12/31/94   12/31/93    12/31/92
                                       --------   --------  --------   --------    ---------

Rent from properties                   $ 1.9173   $1.6387    $1.2754    $1.1659     $1.0727
Income from interest in properties     $ 0.0510   $0.0527    $0.1838    $0.2139     $0.1970
Interest on mortgage loans             $ 0.0000   $0.0000    $0.0082    $0.0755     $0.0711
Interest from short-term investments   $ 0.1795   $0.2199    $0.1226    $0.0549     $0.0653
                                       --------  --------    --------   -------     -------
INVESTMENT INCOME                      $ 2.1478   $1.9113    $1.5900    $1.5102     $1.4061
                                       ========   =======    =======    =======     =======

Investment management fee              $ 0.2097   $0.1936    $0.1786    $0.1673     $0.1642
Real estate tax expense                $ 0.1991   $0.1602    $0.1399    $0.1465     $0.1488
Administrative expenses                $ 0.1569   $0.1484    $0.1103    $0.1187     $0.1046
Operating expenses                     $ 0.2442   $0.1546    $0.1332    $0.1209     $0.1241
Interest expense                       $ 0.0412   $0.0381    $0.0255    $0.0236     $0.0215
                                       --------   -------    -------    -------     -------
EXPENSES                               $ 0.8511   $0.6949    $0.5875    $0.5770     $0.5632
                                       ========   =======    =======    =======     =======


NET INVESTMENT INCOME                  $ 1.2967   $1.2164    $1.0025    $0.9332     $0.8429
                                       ========   =======    =======    =======     =======

Net realized loss on investments
 sold                                  ($0.1323)  $0.0000   $(0.0966)   ($0.1816)   $0.0000

Net unrealized gain/Iloss) on
investments                            ($0.2695)  $0.0581   $ 0.2169     $0.0152   ($1.1359)
                                       --------   -------    -------    -------     -------

NET REALIZED AND UNREALIZED
 GAIN/(LOSS) ON INVESTMENTS            ($0.4018)  $0.0581   $ 0.1203    ($0.1664)  ($1.1359)
                                       --------   -------    -------    -------     -------

Net increase/(decrease) in share
 value                                  $ 0.8949  $ 1.2745   $ 1.1228   $ 0.7668   ($0.2930)

Share Value at beginning of period      $15.7537  $14.4792   $13.3564   $12.5896   $12.8826
                                        --------  --------   --------   --------   --------

Share Value at end of period            $16.6486  $15.7537   $14.4792   $13.3564   $12.5896
                                        ========  ========   ========   ========   ========

Ratio of expenses to average net
 assets                                     5.26%     4.62%      4.27%      4.44%      4.47%

Ratio of net investment income to
 average net assets                         8.01%     8.08%      7.29%      7.17%      6.69%

 Number of shares outstanding at
  end of period (000'S)                   11,848    12,037     12,241     13,031     14,189


 All calculations are based on average month-end shares outstanding where applicable.

 Per share information presented herein is shown on a basis consistent with the financial statements as discussed in Note 1G.




                                 1-Real Property

                                     SUMMARY

This prospectus describes the Pruco Life of New Jersey Variable Contract Real Property Account (the "Real Property Account"), a separate account of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey") created pursuant to New Jersey insurance law. See PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY, page 4 and PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT, page 4. Under that law, the assets of the Real Property Account are not chargeable with liabilities arising out of any other business of Pruco Life of New Jersey. Owners of certain variable life insurance and variable annuity contracts issued by Pruco Life of New Jersey may allocate a portion of their net premiums or purchase payments, or transfer a portion of the total amount invested under their Contracts (known as the "Contract fund"), to the Real Property Account, and values and benefits under the Contracts will thereafter reflect the investment experience of the Real Property Account. Contract owners, not Pruco Life of New Jersey, bear the risks and rewards of the investment performance of the Real Property Account to the extent of the Contract owner's Contract fund invested in the Real Property Account. This prospectus is attached to and should be read in conjunction with the prospectus for the type of Contract selected.


The assets of the Real Property Account are invested through The Prudential Variable Contract Real Property Partnership (the "Partnership"), which invests primarily in income-producing real estate. See THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP, page 5. The Prudential Insurance Company of America ("Prudential"), the ultimate parent of Pruco Life of New Jersey and a mutual insurance company organized under the laws of New Jersey, is the investment manager of the Partnership. See THE INVESTMENT MANAGER, page 5. The Partnership invests at least 65% of its assets in direct ownership interests in income-producing real estate, participating mortgage loans (mortgages providing for participation in the revenues generated by, or the appreciation of, the underlying property, or both) originated for the Partnership, and real property sale-leasebacks negotiated by Prudential on behalf of the Partnership. It is expected that typically the large majority of these real estate investments will be in direct ownership interests in income producing real estate, such as office buildings, shopping centers, apartments, industrial properties or hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. A small portion of the Partnership's assets (ordinarily 10-15%) will be invested in short-term or intermediate-term marketable debt securities. The remainder of the Partnership's assets may be invested in other types of real estate-related investments, including conventional, non-participating mortgage loans and real estate investment trusts. The investment objectives of the Partnership are to: (i) preserve and protect the Partnership's capital; (ii) provide for compounding of income as a result of reinvestment of cash flow from investments; and (iii) provide for increases over time in the amount of such income through appreciation in the value of acquired real property and, to a lesser extent, through mortgage loans and sale-leaseback transactions. See INVESTMENT POLICIES, page 6. There is no assurance that sufficient suitable investments will be found or that the Partnership's objectives will be attained.


Investment in the Real Property Account, and thereby, participation in the investment experience of the Partnership, involves significant risks. See RISK FACTORS, page 11. These include the risk of fluctuating real estate values and the risk that the appraised or estimated values of the Partnership's real property investments will not be realized upon their disposition. Many of the Partnership's real estate investments will not be quickly convertible into cash through disposition on commercially reasonable terms. The Real Property Account should therefore be viewed only as a long-term investment. See RESTRICTIONS ON WITHDRAWALS, page 18. For certain other risk factors associated with the Real Property Account, see RISK FACTORS, page 11.

Pruco Life of New Jersey has taken steps to ensure that the Real Property Account and Partnership will be sufficiently liquid to satisfy all withdrawal or loan requests promptly (within 7 days). The Partnership will normally maintain 10-15% of its assets in short-term and intermediate-term marketable debt instruments and will have income streams from its real property investments, mortgage loans, and leasebacks. Moreover, the Partnership may borrow funds for liquidity purposes, if necessary. See BORROWING BY THE PARTNERSHIP, page 17. There are currently in force limitations on transfers out of the Real Property Account. See RESTRICTIONS ON WITHDRAWALS, page 18.



Prudential's management of the Partnership is subject to certain conflicts of interest, including the possible acquisition of properties from affiliates. See CONFLICTS OF INTEREST, page 13.

Prudential generally charges the Partnership a daily fee for investment management which amounts to 1.25% per year of the average daily gross assets of the Partnership. The Partnership also compensates Prudential for providing certain accounting and administrative services to the Partnership. See CHARGES, page 17.


Contract owners who select the real property investment option will also be subject to the same Contract charges with respect to the portion of their Contract fund allocated to the Real Property Account as they are with respect to the portion of their Contract fund allocated to a separate account that invests in The Prudential Series Fund, Inc. (the "Series Fund"), the underlying funding vehicle for the other variable investment options available to

                                2 - Real Property

Contract owners. The particular Contract prospectus should be consulted for a description of those charges. The Real Property Account is currently available to purchasers of Pruco Life of New Jersey's Variable APPRECIABLE LIFE(R) Insurance Contracts, Variable Life Insurance Contracts, DISCOVERY(R) Life Plus Contracts and DISCOVERY(R) PLUS Contracts, except for Contracts, such as those purchased in connection with IRAs, Section 403(b) annuities, and other tax-qualified plans, that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") or to the prohibited transaction excise tax provisions of the Internal Revenue Code. See THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS, page 15. A Variable APPRECIABLE LIFE Contract owner, for example, who elects to invest part of his or her net premiums in the Pruco Life of New Jersey Variable Appreciable Account and part in the Real Property Account will be subject to the same sales load charges, the same risk charges, the same administrative charges, the same insurance charges, and the same deferred sales charges without regard to what portion is invested in the Pruco Life of New Jersey Variable Appreciable Account and what portion is invested in the Real Property Account. The Real Property Account has established different subaccounts, relating to the different types of variable Contracts that may participate in the Real Property Account, and these subaccounts provide the mechanism and maintain the records whereby these different Contract charges are made.

                 GENERAL INFORMATION ABOUT PRUCO LIFE INSURANCE
                 COMPANY OF NEW JERSEY, PRUCO LIFE OF NEW JERSEY
                  VARIABLE CONTRACT REAL PROPERTY ACCOUNT, THE
                   PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY
                     PARTNERSHIP, AND THE INVESTMENT MANAGER

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey") is a stock life insurance company, organized in 1982 under the laws of the State of New Jersey. It is licensed to sell life insurance and annuities only in the States of New Jersey and New York. These Contracts are not offered in any state in which the necessary approvals have not yet been obtained.


Pruco Life of New Jersey is a wholly-owned subsidiary of Pruco Life Insurance Company ("Pruco Life"), which in turn is a wholly-owned subsidiary of Prudential, a mutual insurance company founded in 1875 under the laws of the State of New Jersey. As of December 31, 1996, Prudential has invested $127 million in Pruco Life of New Jersey through its subsidiary Pruco Life in connection with Pruco Life of New Jersey's organization and operation. Prudential intends from time to time to make additional capital contributions to Pruco Life of New Jersey as needed to enable it to meet its reserve requirements and expenses in connection with its business. However, Prudential is under no obligation to make such contributions and its assets do not back the benefits payable under the Contract. Pruco Life of New Jersey's financial statements appear in either the attached Contract prospectus or in the statement of additional information for the Contract prospectus, which is available upon request.


PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT

The Pruco Life of New Jersey Variable Contract Real Property Account (the "Real Property Account") was established on October 30, 1987 under New Jersey law as a separate investment account. The Account meets the definition of a "separate account" under the federal securities laws. The Real Property Account holds assets that are segregated from all of Pruco Life of New Jersey's other assets. The Real Property Account is used only to support those variable benefits payable under the Contracts that are funded by the real estate investment option.


The obligations to Contract owners and beneficiaries arising under the Contracts are general corporate obligations of Pruco Life of New Jersey. Pruco Life of New Jersey is also the legal owner of the assets in the Real Property Account. Pruco Life of New Jersey will maintain assets in the Real Property Account with a total market value at least equal to the amounts credited under the real estate option to all the Contracts participating in the Real Property Account. These assets may not be charged with liabilities which arise from any other business Pruco Life of New Jersey conducts. In addition to these assets, the Real Property Account's assets may include funds contributed by Pruco Life of New Jersey, and may include accumulations of the charges Pruco Life of New Jersey makes against the Real Property Account.


Pruco Life of New Jersey will bear the risks and rewards of the Real Property Account's investment experience to the extent of its investment in the Real Property Account. After the Real Property Account has been in operation for some time, Pruco Life of New Jersey may withdraw or redeem its investment in the Real Property Account, but will not make any such redemption unless it is satisfied that the redemption will not have a materially adverse impact on the Real Property Account. Accumulations of charges will be withdrawn on a regular periodic basis.

                                3 - Real Property

Unlike the other separate accounts funding the Contracts, the Real Property Account is not registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 as an investment company. For state law purposes, the Real Property Account is treated as a part or division of Pruco Life of New Jersey. Contract owners have no voting rights with respect to the Real Property Account. The Real Property Account is under the control and management of Pruco Life of New Jersey, and the Board of Directors and officers of Pruco Life of New Jersey are responsible for the management of the Real Property Account. No salaries of Pruco Life of New Jersey personnel are paid by the Real Property Account. Information regarding the directors and officers of Pruco Life of New Jersey is contained in the attached prospectus for the Contract. The financial statements of the Real Property Account begin on page A1.

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP


All amounts allocated to the Real Property Account are invested through The Prudential Variable Contract Real Property Partnership (the "Partnership"), a general partnership organized under New Jersey law on April 29, 1988. The only partners in the Partnership (collectively, the "Partners") are Prudential, Pruco Life of New Jersey and Pruco Life, a wholly-owned subsidiary of Prudential. The Partnership was established to provide a means for assets allocated to the real estate investment options under variable life insurance and variable annuity contracts issued by these three companies to be invested in a commingled pool, so as to provide greater diversification of investments and lower transaction costs than would be possible if such assets were separately invested by each company. All amounts allocated to the Real Property Account are contributed by Pruco Life of New Jersey to the Partnership. Pruco Life of New Jersey's general partnership interest in the Partnership is held in the Real Property Account.

The initial contributions to the Partnership were made on April 29, 1988. Prudential contributed $100,000 in cash to the Partnership; Pruco Life of New Jersey contributed $100,000 in cash to the Partnership; and Pruco Life contributed the real estate and other assets held in its real estate separate account, which had been actively investing in real estate for more than a year. Those assets had an estimated market value of $91,538,737 on that date. Each Partner is entitled to its prospective proportionate share of all income, gains, and losses of the Partnership.



The assets of the Partnership are valued on each business day and the value of each Partner's interest will fluctuate with the investment performance of the Partnership. In addition, the interests of the Partners are proportionately readjusted, at the then current value, on each day when a Partner makes a contribution to, or withdrawal from, the Partnership. When a Contract owner chooses to allocate a portion of his or her net premiums or purchase payments, or transfer a portion of his or her Contract fund, to the Real Property Account, Pruco Life of New Jersey will contribute that amount to the Partnership as a capital contribution, which will correspondingly increase the Real Property Account's interest in the Partnership. Values and benefits under the Contract will thereafter vary with the performance of the Partnership's investments. For further discussion on how the value of a Contract owner's interest in the Real Property Account and the value of the Partnership's investments are calculated, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 15.

Contract owners have no voting rights with respect to the operations of the Partnership. The financial statements of the Partnership begin on page B1.

THE INVESTMENT MANAGER


Pursuant to an investment management agreement, the Partnership has retained Prudential to act as investment manager of the Partnership. Prudential is one of the largest real estate investors in North America. Prudential has been making mortgage loans since before 1900 and is one of the most experienced real estate mortgage lenders in the United States. Prudential, through its affiliates, has a nationwide staff to underwrite, originate, and service such loan activity. Its network of field offices has direct working relationships with regional and national real estate developers, brokers, managers, and investors providing Prudential with mortgage investment opportunities on a national basis. Since the early 1970's, Prudential's mortgage lending has been concentrated in the commercial and agricultural markets. The urban commercial lending activities include loans secured by apartment, office, and industrial buildings, hotels and motels, and shopping centers.

In the late 1940's, Prudential began to acquire real estate equities. Today, Prudential and its affiliates continue to make equity investments in investment properties and develop income-producing real estate.

At present, Prudential directly and through affiliates invests in and manages real estate equities and mortgages for its general account and for several separate accounts. Prudential and its affiliates also participate in real estate ventures through public and private partnerships. As of December 31, 1996, Prudential owned or controlled $24.9 billion of net real estate mortgages and equities of which $20.3 billion is in the general account, $4 billion is in separate accounts and $600 million is in subsidiaries. Statement value for general account assets is recorded at depreciated cost and for separate account assets at market value. For a discussion of how the Partnership's real



                                4 - Real Property
estate-related investments are valued, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 15.



Prudential has organized its real estate activities into separate business units within Prudential's Private Asset Management Group. Prudential Real Estate Investors (PREI) is the unit responsible for the investments of the Real Property Account. PREI's investment staff is separate and distinct from that of Prudential's general account real estate activities.

PREI provides investment management services on a domestic basis and also acts as part of a global team providing these services to institutional investors worldwide. PREI is headquartered in Parsippany, New Jersey and has 4 field offices across the United States. As of December 31, 1996, PREI had under management approximately 11.2 million net rentable square feet of office real estate, 23.3 million net rentable square feet of industrial real estate, 5.8 million net rentable square feet of retail real estate, 8,887 hotel rooms, 14,919 multifamily residential units, and 27 acres of unimproved land.

Prudential's general account real estate operation may provide PREI with such services as may be required in connection with the investment management agreement regarding the Partnership. Such operations are now located in Newark and Parsippany, New Jersey and have 4 regional offices across the United States. As of December 31, 1996, these operations had under management approximately
29.1 million net rentable square feet of office real estate, 5.9 million net rentable square feet of industrial real estate, 4.3 million net rentable square feet of retail real estate, 12,800 hotel rooms, 4,900 multifamily residential units and manages a portfolio of mortgage loans totaling approximately $16.5 billion.

Proposals to acquire properties for the Partnership will generally be originated by the field office and reviewed and approved by the Investment Management Committee of PREI. Depending upon the size of the acquisition and other factors, a proposed real estate investment may also be submitted for review to the Finance Committee of the Board of Directors of Prudential.



                               INVESTMENT POLICIES

OVERVIEW



The Partnership has an investment policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate, participating mortgage loans originated for the Partnership, and real property sale-lease-backs negotiated by Prudential on behalf of the Partnership. It is expected that the largest portion of these real estate investments will be in direct ownership interests (including fee interests, general partnership interests, leaseholds, and tenancies in common) in income-producing real estate, such as office buildings, shopping centers, apartments, industrial properties or hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. From 10-15% of the Partnership's assets will ordinarily be invested in short-term debt obligations of the type purchased by the Money Market Portfolio of the Series Fund or in intermediate-term bonds of the type invested in by the Diversified Bond Portfolio of the Series Fund. The Partners reserve the right to increase this amount up to 30% of the Partnership's assets. Such an increase in the portion invested in debt obligations could occur, for example, because of property sales, a rapid influx of Contract owners' funds or because of a perceived need to increase the Partnership's liquidity. The remainder of the Partnership's assets may be invested in other types of real estate-related investments, including primarily conventional, non-participating mortgage loans and real estate investment trusts.



INVESTMENT IN DIRECT OWNERSHIP INTERESTS IN REAL ESTATE


ACQUISITION. The Partnership's principal investment policy involves acquiring primarily direct ownership interests in existing (including newly constructed) income-producing real estate, including office buildings, shopping centers, apartments, industrial properties, and hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Property acquisitions will generally be carried out by the real estate acquisition offices in PREI's network of field offices located throughout the continental United States. The field office or an affiliate of Prudential also supervise the management of properties in all of Prudential's accounts. Proposed investments identified by a field office are reviewed and approved by the Investment Management Committee of PREI, and in the case of larger proposals, by the Finance Committee of the Board of Directors of Prudential.


Although it has not been deemed appropriate to establish percentage limitations on the type and location of properties that may be acquired by the Partnership, the Partnership plans to diversify its investments both as to the type of property acquired and its geographic location. Moreover, the Partnership's investments will be maintained to meet the diversification requirements of the Internal Revenue Code and the regulations thereunder. See GENERAL INVESTMENT AND OPERATING POLICIES, page 9.

                                5 - Real Property

In order to attain the Partnership's stated objectives, it will be necessary for the Partnership to acquire properties which will generate cash in excess of that required to meet the gross operating expenses of the Partnership. To do this, a substantial portion of the Partnership's assets will be invested in properties with operating histories that include established rent and expense schedules. However, the Partnership may also acquire recently constructed properties that may be subject to agreements with sellers providing for certain minimum levels of income. Upon the expiration of or default under these agreements, there can be no assurance that the Partnership will be able to maintain the level of operating income which is necessary to produce the return it was previously experiencing. The Partnership may under certain conditions purchase real property from Prudential or its affiliates. See CONFLICTS OF INTEREST, page 13.



The property acquired by the Partnership will generally be real estate which is ready for use. Accordingly, the Partnership will not usually be subject to the risks of development or construction inherent in the purchase of unimproved real estate. From time to time, however, the Partnership may invest in a developmental real estate project deemed consistent with the Partnership's objectives, and the Partnership will then be subject to those risks.

While the Partnership will often own the entire fee interest in an acquired property, it may also hold other direct ownership interests, including, but not limited to, general partnership interests, limited liability company interests, leaseholds, and tenancies in common.


PROPERTY MANAGEMENT AND LEASING SERVICES. It is anticipated that the Partnership generally will retain a management company operating in the area of a property to perform local property management services. Generally, a field office or other affiliate of Prudential will supervise and monitor the performance of the local management company, determine and establish the required accounting information to be supplied, periodically inspect the property, review and approve property operating budgets, and review actual operations to ensure compliance with budgets. In addition to day-to-day management of the property, the local management company will have responsibility for supervision of any on-site personnel, negotiation of maintenance and service contracts, advice regarding major repairs, replacements and capital improvements, the review of market conditions to recommend desirable changes in rent schedules, and the formulation of marketing and advertising programs to obtain and maintain good occupancy rates by responsible tenants. The fees of the local management company will reduce the cash flow from the property to the Partnership. Certain of the Partnership's properties are expected to be managed by PREMISYS Real Estate Services, Inc., a wholly-owned property management company of Prudential.


It is anticipated that the Partnership will retain a leasing company to perform leasing services on any property with actual or projected vacancies. The leasing company will coordinate with the property management company to provide marketing and leasing services with respect to the property. In some cases, the property management company will be qualified to handle leasing and in those cases a separate leasing company will not be hired. Leasing commissions and expenses will reduce the cash flow from the property to the Partnership.



Prudential may, on behalf of the Partnership, hire an affiliate to perform property management or leasing services, so long as the affiliate's services are provided on terms competitive with those available from unaffiliated entities performing comparable services in the same geographic area. See CONFLICTS OF INTEREST, page 13.



Annually, the field office which oversees the management of each property owned by the Partnership will, together with the local property management firm, formulate a business plan and budget for each property. This plan and budget will consider, among other things, the projected rollover of individual leases, necessary capital expenditures and any expansion or modification of the use of the property and will require the approval of an officer of PREI. The field office will also report periodically to officers of PREI regarding the operating performance of the property.

INVESTMENTS IN MORTGAGE LOANS


TYPES OF MORTGAGE LOANS. One of the Partnership's investment policies is the making of mortgage loans. These will include conventional mortgage loans that may pay fixed or variable rates of interest and, to the extent available, mortgage loans that have a "participation" (as defined below). The Partnership will not make mortgage loans to affiliates of Prudential.


The properties to be subject to the Partnership's mortgage loans are intended to consist of commercial properties (such as office buildings, shopping centers, hotels, industrial properties, and office showrooms), agricultural properties, and residential properties (such as garden apartment complexes and high-rise apartment buildings). The Partnership's mortgage loans will generally be secured by properties with a demonstrable income-producing potential based on historical or projected data. Such mortgage loans will generally not be personal obligations of the borrower and will generally not be insured or guaranteed by government agencies or otherwise.

1. FIRST MORTGAGE LOANS. It is expected that the Partnership will primarily make first mortgage loans secured by mortgages on existing income-producing property. Such first mortgage loans may provide for interest-only payments and a balloon payment at maturity.

                                6 - Real Property

The yield on a traditional first mortgage loan has historically been less than that of a wraparound mortgage loan on the same property. However, because of recent innovations involving the terms and conditions of first mortgage loans, such as the use of variable interest rates, equity participations and similar devices, the yield on a first mortgage loan may, in certain instances, be greater than that of a wraparound mortgage on the same property.

2. WRAPAROUND MORTGAGE LOANS. The Partnership also may make wraparound mortgage loans on income-producing real properties which are already subject to prior mortgage indebtedness to unaffiliated entities. A wraparound mortgage loan is a mortgage having a principal amount equal to the outstanding balance under the prior existing mortgage loan plus the amount actually to be advanced by the lender under the wraparound mortgage loan, thereby providing the owner of a property with additional funds without disturbing the existing loan. The terms of any wraparound mortgage loans made by the Partnership will require the borrower to make all principal and interest payments on the underlying loan to the Partnership, which will in turn pay the holder of the prior loan. Because the existing first mortgage loan is preserved, the lien of the wraparound mortgage loan is necessarily junior to it. The Partnership will make wraparound mortgage loans only in states where local applicable foreclosure laws permit a lender, in the event of the borrower's default, to obtain possession of the property which secures the loan, and it will be the policy of the Partnership to file notices of default and attempt to obtain a court-appointed receiver where appropriate as quickly as possible after any default.

3. JUNIOR MORTGAGE LOANS. The Partnership may also invest in other junior mortgage loans. Junior mortgage loans will be secured by mortgages which are subordinate to one or more prior liens on the real property and generally, but not in all cases, will provide for repayment in full prior to the end of the amortization period of the senior mortgages. Recourse on such loans will include the real property encumbered by the Partnership's mortgage and additionally may include other collateral or personal guarantees by the borrower.

The Partnership will generally make junior or wraparound mortgage loans only if the senior mortgage, when combined with the amount of the Partnership's mortgage loan, would not exceed the maximum amount which the Partnership would be willing to commit to a first mortgage loan and only under such circumstances and on such property as to which the Partnership would otherwise make a first mortgage loan.

4. PARTICIPATIONS. The Partnership may seek to make mortgage loans which, in addition to charging a base rate of interest, will include provisions permitting the Partnership to participate (a "participation") in the economic benefits of the underlying property through the receipt of additional interest in the form of a percentage of the gross or net revenues derived from operation of the property and/or of the increase in the value of the property realized by the borrower, such as through sale or refinancing of the property. Such arrangements may also involve the grant to the Partnership of an option to acquire the property or an undivided interest in the property securing the loan. To the extent that the Partnership negotiates the right to receive additional interest in the form of a percentage of the gross revenues or otherwise, the fixed cash return to the Partnership from such an investment will generally be less than would otherwise be the case. It is expected that the Partnership generally will be entitled to such percentage participations when the gross or net revenues derived from operation of the property exceed a certain base amount, which may be subject to adjustment upon an increase in real estate taxes or similar charges. The form and extent of such additional interest to be received by the Partnership will vary with each transaction depending on such factors as the equity investment of the owner or developer of the property, other financing or credit obtained by the owner or developer, the fixed base interest rate on the mortgage loan by the Partnership, any other security arrangement, the cash flow and pro forma cash flow from the property, and market conditions.

The Partnership intends to utilize such additional interest as a hedge against inflation on the assumption that as prices increase in the economy generally, the rental prices obtained by properties, such as shopping centers or office buildings, will increase and that there should be a corresponding increase in the value of such properties. There can be no assurance that such additional interest or increased values will in fact be received. In that event, the Partnership would be entitled to receive only the fixed portion of its return.

STANDARDS FOR MORTGAGE LOAN INVESTMENTS. In making mortgage loans, the investment manager will consider relevant real property and financial factors, including the location, condition, and use of the underlying property, its operating history, its future income-producing capacity and the quality, experience, and creditworthiness of the unaffiliated borrower.

Prior to the Partnership's making any mortgage loan, the investment manager will analyze the fair market value of the underlying real estate. In general, the amount of each mortgage loan made by the Partnership will not exceed, when added to the amount of any existing indebtedness, 80% of the estimated or appraised value of the property mortgaged.

DEALING WITH OUTSTANDING LOANS. The Partnership may sell its mortgage loans prior to maturity if such action is deemed advisable by the investment manager and consistent with the Partnership's investment objectives. The investment manager may also extend the maturity of any mortgage loan made by the Partnership, consent to a

                                7 - Real Property
sale of the property subject to a mortgage loan or finance the purchase of a property by making a new mortgage loan in connection with the sale of a property (either with or without requiring the repayment of the mortgage loan), renegotiate the terms of a mortgage loan, and otherwise deal with the mortgage loans of the Partnership.

INVESTMENTS IN SALE-LEASEBACKS

A portion of the Partnership's investments may consist of real property sale-leaseback transactions ("leasebacks"). In a transaction of this type, the Partnership will typically purchase land and income-producing improvements on the land and simultaneously lease the land and improvements, generally to the seller, under a long-term lease. Leasebacks may be for very long terms and may provide for payments from the lessee in escalating amounts.

Generally, under the terms of the leaseback, the tenant will operate, or provide for the operation of, the property and be responsible for the payment of all costs, including taxes, mortgage debt service, maintenance and repair of the improvements, and insurance. The Partnership may also, in some cases, grant to the lessee an option to acquire the land and improvements from the Partnership after a period of years. The option exercise price would generally be based upon such factors as the fair market value of the property, as encumbered by the lease, the increase in the gross revenues from the property or other objective criteria reflecting the increased value of the property.

In some leaseback transactions, the Partnership may only purchase the land under an income-producing building and lease the land to the owner of the building. In such cases, the Partnership may seek, in addition to base rents in its leasebacks, participations in the gross revenues from the building in a form such as a percentage of the gross revenues of the lessee above a base amount (which may be subject to adjustment upon an increase in real property taxes or upon other events). The Partnership may invest in leasebacks which are subordinated to other interests in the land, buildings, and improvements, such as a first mortgage, other mortgage or lien. In those situations, the Partnership's leaseback interest will be subject to greater risks.

The Partnership will only acquire a property for a leaseback transaction if the purchase price is equal to not more than 100% of the estimated or appraised value of the property. The Partnership may dispose of its leasebacks when deemed advisable by the investment manager and consistent with the Partnership's investment objectives.

GENERAL INVESTMENT AND OPERATING POLICIES

The Partnership does not intend to invest in any direct ownership interests in properties, mortgage loans, leasebacks or other real estate investments with a view to making short-term profits from their sale. However, the Partnership may dispose of its investments to the extent such disposition is necessary to meet its cash requirements or where it is deemed to be desirable by the investment manager because of market conditions or otherwise. Any proceeds from the disposition of assets (and any cash flow from operations) which are not necessary for the Partnership's operations and which are not withdrawn by the Partners in order to make distributions pursuant to the variable contracts issued by the Partners will be reinvested by the Partnership in investments consistent with the Partnership's investment objectives and policies.

In making investments in properties, mortgage loans, leasebacks or other real estate investments, the Partnership will rely on the investment manager's own analysis of the investment and will not receive an independent appraisal prior to acquisition. The Partnership expects, however, that all properties owned by the Partnership, and most mortgage loans held by the Partnership, will be appraised or valued on an annual basis by an independent appraiser who is a member of a nationally recognized society of appraisers. Each such appraisal shall be maintained in the records of the Partnership for at least 5 years. It should be noted that appraised values are opinions and, as such, may not represent the true worth or realizable value of the property being appraised.

The Partnership will ordinarily purchase properties on an unleveraged basis and the properties acquired will typically be free and clear of mortgage indebtedness immediately after their acquisition. The Partnership may, however, acquire properties subject to existing mortgage loans. In addition, while the Partnership will generally not mortgage its properties or acquire properties partly with the proceeds of purchase money mortgage loans, it may do so up to 75% of the value of the property where the investment manager deems such action consistent with the Partnership's investment objectives. Where the Partnership does mortgage its properties, it will, of course, bear the expense of mortgage payments. See BORROWING BY THE PARTNERSHIP, page 17.

In addition to the types of real estate investments previously discussed, the Partnership may also invest a portion of its assets in real estate limited partnerships and shares of real estate investment trusts.

The Partnership's investments will be maintained so as to meet the diversification requirements set forth in Treasury Regulations issued pursuant to Section 817(h) of the Internal Revenue Code (the "Code") relating to the investments of variable life insurance and variable annuity separate accounts. In order to meet the diversification requirements under the regulations, the Partnership will meet the following test: no more than 55% of the assets will be invested in any one investment, no more than 70% of the assets will be invested in any two investments,

                                8 - Real Property
no more than 80% of the assets will be invested in any three investments, and no more than 90% of the assets will be invested in any four investments. All interests in the same real property project are treated as a single investment. The Partnership must meet the above test within 30 days of the end of each calendar quarter. To comply with the diversification requirements of the State of Arizona, the Partnership will limit additional investments in any one parcel or related parcels to an amount not exceeding 10% of Partnership assets.


In managing the assets of the Partnership, Prudential will use its discretion in determining whether to foreclose on defaulting borrowers or to evict defaulting tenants. Such determination will depend on the course of action Prudential concludes will be in the best interests of the Partnership in maintaining the value of the investment.

Property management services generally will be required in connection with the Partnership's investments in properties which are owned and operated by the Partnership but usually will not be needed with respect to mortgage loans owned by the Partnership, except for mortgage servicing. It is possible, however, that such services will be necessary or desirable in exercising default remedies under a foreclosure on a mortgage loan. Prudential may engage on behalf of the Partnership affiliated or unaffiliated entities to provide such additional services to the Partnership. Prudential may engage its affiliates to provide property management, property development services, loan servicing or other services if and only if the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area. See CONFLICTS OF INTEREST, page 13.

Finally, Prudential will manage the Partnership so that the Real Property Account will not be subject to registration under the Investment Company Act of 1940 (the "1940 Act"). This will require monitoring the proportion of the Partnership's assets to be placed in various investments so that the Real Property Account does not become subject to the 1940 Act.



                     CURRENT REAL ESTATE-RELATED INVESTMENTS

The current principal real estate-related investments held by the Partnership are described below. Many of these investments were originated by, and previously held in, The Prudential Real Property Account of Pruco Life Insurance Company (the "Pruco Life Account"), a separate account established to fund the real estate investment option under variable contracts issued by Pruco Life. Prior to the formation of the Partnership, the Pruco Life Account followed the same investment policies as those followed by the Partnership. Pruco Life contributed the assets held in the Pruco Life Account to the Partnership as its initial capital contribution to the Partnership.

PROPERTIES


1. OFFICE FACILITY IN LISLE, ILLINOIS. The property is a four-story office building on 5.6 acres of land. It was constructed in 1985 and contains approximately 102,000 square feet of leasable space. R.R. Donnelley & Sons Company currently leases the entire building under a renewable lease expiring in 1997. The facility is located at 750 Warrenville Road in the Corporetum Office Park in Lisle, Illinois. Corporetum Office Park is a 75 acre planned office development located 25 miles west of downtown Chicago.

2. APARTMENT COMPLEX IN ATLANTA, GEORGIA. Brookwood Valley Apartments is a garden apartment complex located approximately 3 miles north of downtown Atlanta. It consists of eight three-story buildings containing a total of 240 units. Construction of the 7.1 acre site was completed in 1987. At December 31, 1996 the property was 93% leased.

3. WAREHOUSE FACILITY IN POMONA, CALIFORNIA. The Partnership owns a leasehold estate in six industrial buildings on approximately 28 acres in Pomona, California. The site is approximately 30 miles east of downtown Los Angeles. The buildings were constructed between 1982 and 1984 and contain approximately 531,000 square feet of leasable space. The property was 100% leased at December 31, 1996.

Land under the leasehold estate was capitalized upon the assignment of a ground lease from the previous owner. The lease term extends until November 2078 with no renewal options. The annual ground lease payments are $250,000 through November 1994, and, for each ten year increment thereafter, are subject to increase by 50% of the increase in the Consumer Price Index during the previous period. For 1995, the annual ground lease payment increased by $126,450 to $376,450. The ground lease agreement contains a purchase option from November 1994 to November 1997 at a fixed price of $4,000,000, which management intends to exercise.

4. SHOPPING CENTER IN ROSWELL, GEORGIA. King's Market shopping center was constructed in 1988. It is located approximately 22 miles north of downtown Atlanta on a 30 acre site. It contains approximately 300,000 square feet of rentable space. At December 31, 1996 it was 96% leased.

5. OFFICE FACILITY IN MORRISTOWN, NEW JERSEY. This four-story suburban office building was constructed in 1981 and contains 83,000 rentable square feet. It is located on a 5.1 acre site, approximately 30 miles west of New York City. At December 31, 1996 it was 93% leased.


                                9 - Real Property


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6. WAREHOUSE FACILITY IN BOLINGBROOK, ILLINOIS. This single-story warehouse was completed in 1989. It contains 224,640 rentable square feet. It is located approximately 20 miles southwest of downtown Chicago. The entire facility is leased to the Gillette Company under a lease expiring in October, 2000.

7. APARTMENT COMPLEX IN FARMINGTON HILLS, MICHIGAN. Indian Creek Apartments consists of fifteen two-story buildings containing 156 two-bedroom and 40 one-bedroom units. It was constructed in 1988 and is located approximately 20 miles northwest of Detroit. At December 31, 1996, the property was 88% leased.

8. WAREHOUSE FACILITIES IN JACKSONVILLE, FLORIDA. The Partnership owns a 50% interest in four single-story warehouse/distribution buildings located in Jacksonville, Fl. The remaining 50% is owned by The Prudential and one of its subsidiaries. The buildings contain approximately 502,000 rentable square feet and were 85% leased at December 31, 1996

9. APARTMENT COMPLEX IN RALEIGH, NORTH CAROLINA. Dunhill Trace consists of fourteen two and three story apartment buildings. It was constructed and acquired in June, 1995 and located on a 16.2 acre site in northwest Raleigh, North Carolina. At December 31, 1996 the property was 97% leased.

10. OFFICE FACILITY IN NASHVILLE, TENNESSEE. Westpark is a 97,000 square foot office center located in suburban Nashville, Tennessee. The property was constructed in 1982, at December 31, 1996 the building was 99% leased.

11. OFFICE FACILITY IN OAKBROOK TERRACE, ILLINOIS. Oakbrook Terrace Corporate Center is a 123,000 square foot building located in a western suburb of Chicago, Illinois. At December 31, 1996 the property is 99% leased.

12. OFFICE FACILITY IN BEAVERTON, OREGON. This three story office building was completed in 1995. It contains approximately 72,000 square feet of rentable space. The building is located on a 3.89 acre land parcel in Beaverton, Oregon. At December 31, 1996 the building was 100% leased.


                                  RISK FACTORS

There are certain risk factors that a Contract owner should consider before allocating a portion of his or her net premiums or purchase payments, or transferring a portion of his or her Contract fund, to the Real Property Account, so as to participate in the real estate-related investments held by the Partnership. These include valuation risks, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 15, certain conflicts of interest, see CONFLICTS OF INTEREST, page 13, as well as the following risks:

LIQUIDITY OF INVESTMENTS

Because the Real Property Account will, through the Partnership, invest primarily in real estate, its assets will not be as liquid as the investments generally made by separate accounts of life insurance companies funding variable life insurance and variable annuity contracts. The Partnership will, however, hold 10-15% of its assets in the form of marketable short-term or intermediate-term debt securities. The primary purposes for such investments are to meet the expenses involved in the operation of the Partnership and to allow it to have sufficient liquid assets to meet any requests for withdrawals from the Real Property Account to meet requested or required payments under the Contracts. The Partnership may also borrow funds to meet liquidity needs. See BORROWING BY THE PARTNERSHIP, page 17.


Pruco Life of New Jersey and Prudential have taken steps to ensure that the Partnership will be sufficiently liquid to meet all anticipated withdrawals by the Partners to meet the separate accounts' liquidity requirements, but it is nonetheless possible that the Partnership may need to dispose of a real property or mortgage loan investment promptly in order to meet such withdrawal requests.


GENERAL RISKS OF REAL PROPERTY INVESTMENTS

By participating in the Real Property Account and thereby in the investment performance of the Partnership, a Contract owner will be subject to many of the risks of real property investments. These include:

1. RISKS OF OWNERSHIP OF REAL PROPERTIES. The Partnership will be subject to the risks inherent in the ownership of real property such as fluctuations in occupancy rates and operating expenses and variations in rental schedules, which in turn may be adversely affected by general and local economic conditions, the supply of and demand for properties of the type in which the Partnership invests, zoning laws, and real property tax rates. Operation of property in which the Partnership invests will primarily involve rental of that property to tenants. The financial failure of a tenant resulting in the termination of such tenant's lease might cause a reduction in the cash flow to the Partnership. In the event of termination of any lease, there can be no assurance that the Partnership would be able to find a new tenant for the property on terms as favorable to the Partnership as obtained from the prior

                               10 - Real Property
tenant. Investments in hotels are subject to additional risk inherent in the daily turnover and fluctuating occupancy rates of hotel rooms and the absence of long-term tenants.

The Partnership's properties will also be subject to the risk of loss due to certain types of property damage (such as that resulting from nuclear power plant accidents and wars) which are either uninsurable or not economically insurable.

2. RISKS OF MORTGAGE LOAN INVESTMENTS. The Partnership's mortgage loan investments will be subject to the risk of default by the borrowers, in which event the Partnership would have the added responsibility of foreclosing on or pursuing other remedies on the underlying properties to protect the value of its mortgage loans. A borrower's ability to meet its mortgage loan payments will be dependent upon the risks generally incident to the ownership of real property. Mortgage loans made by the Partnership will generally not be personal obligations of the borrowers, and the Partnership will accordingly be relying solely on the value of the underlying property for its security. Mechanics', materialmen's, government, and other liens may have or obtain priority over the Partnership's security interest in the property.

In addition, the Partnership's mortgage loan investments will generally be subject to prepayment risks. If the terms of the mortgage loans so permit, mortgagors may prepay the loans, thus possibly changing the Partnership's return.

Junior mortgage loans (including wraparound mortgage loans) will be subject to greater risk than first mortgage loans, since they will be subordinate to liens of senior mortgagees. In the event a default occurs on a senior mortgage, the Partnership may be required to make payments or take other actions to cure the default (if it has the right to do so) in order to prevent foreclosure on the senior mortgage and possible loss of all or portions of the Partnership's investment. "Due on sale" clauses included in some senior mortgages, accelerating the amount due under the senior mortgage in the case of sale of the property, may be deemed to apply to the sale of the property upon foreclosure by the Partnership of its junior mortgage loan.

The risk of lending on real estate increases as the proportion which the amount of the mortgage loans bears to the fair market value of the real estate increases. The Partnership will generally not make mortgage loans in excess of 80% of the estimated or appraised value of the property that secures the loan. There can be no assurance, however, that in the event of a default, the Partnership will realize an amount equal to the estimated or appraised value of the property on which a mortgage loan was made.

Mortgage loans made by the Partnership may be subject to state usury laws imposing limits on interest charges and possible penalties for violation of those limits, including restitution of excess interest, unenforceability of debt, and treble damages. The Partnership does not intend to make mortgage loans at usurious rates of interest, but uncertainties in determining the legality of rates of interest and other borrowing charges under some statutes could result in inadvertent violations, in which case the Partnership could incur the penalties mentioned above.

3. RISKS WITH PARTICIPATIONS. The Partnership may seek to invest in mortgage loans and leasebacks with participations, which will provide the Partnership with both fixed interest and additional interest based upon gross revenues, sale proceeds, and/or other variable amounts. To the extent that the interest income received by the Partnership is based, in part, on a percentage of the gross revenues or sale proceeds of the underlying property, the Partnership's income will be dependent upon the success in the leasing of the underlying property, the management, and operation of such property by the borrower or lessee and upon the market value of the property upon ultimate disposition. If the Partnership negotiates a mortgage loan with a lower fixed interest rate and an additional percentage of the gross revenues or eventual sale proceeds of the underlying property, and the underlying property fails to generate increased revenues or to appreciate, the Partnership will have foregone a potentially greater fixed return without receiving the benefit of appreciation. In addition, there may be limitations on participations as a result of applicable state law. It is also possible that as a result of the Partnership's interest in the gross revenues or sale proceeds, a court in the event of the borrower's bankruptcy could possibly treat the Partnership as a partner or joint venturer with the borrower, and the Partnership could, accordingly, lose the priority its security interest would otherwise have been given, or be liable for the debts of the borrower. The Partnership will seek to structure its participations to avoid being characterized as a partner or joint venturer with the borrower.

4. RISKS WITH SALE-LEASEBACK TRANSACTIONS. In leaseback transactions, which typically involve the acquisition of land and improvements thereon and the leaseback of such land and improvements to the seller or another party, the value of the land and improvements will depend, in large part, on the performance and financial stability of the lessee and its tenants, if any. The lessee's leases with its tenants may have shorter terms than the leaseback and, accordingly, the lessee's future ability to meet payment obligations to the Partnership will depend on its ability to obtain renewals of such leases or new leases upon satisfactory terms and the ability of the tenants to meet their rental payments to the lessee.

PREI investigates the stability and creditworthiness of lessees in all commercial properties it may acquire, including leaseback transactions. However, a lessee in a leaseback transaction may have few, if any, assets. The Partnership will therefore be required to rely on the value of the land and the improvements for its security. When

                               11 - Real Property
the Partnership's leaseback interest is subordinate to other interests in the land or improvements, such as a first mortgage or other lien, the Partnership's leaseback will be subject to greater risk. A default by a lessee or other premature termination of the leaseback may result in the Partnership being unable to recover its investment unless the property is sold or leased on favorable terms. The ability of the lessee to meet its obligations under the leaseback, and the value of a property, may be affected by a number of factors inherent in the ownership of real property which are described above. Furthermore, the long-term nature of a leaseback may, in the future, result in the Partnership receiving annual rentals below what it might then be receiving under prevailing market conditions. However, such risk may be materially reduced to the extent the Partnership is able to obtain participations in connection with its leasebacks.

RELIANCE ON THE PARTNERS AND THE INVESTMENT MANAGER


A Contract owner does not have a vote in determining the policies of the Partnership or the Real Property Account and will have no right or power to take part in the management of the Partnership or the Real Property Account. The investment manager alone, subject to the supervision of the Partners, will make all decisions with respect to the management of the Partnership, including the determination as to what properties to acquire, subject to the investment policies and restrictions. Although the Partners have the right to replace Prudential as the investment manager, it should be noted that Pruco Life is a direct wholly-owned subsidiary of Prudential, and Pruco Life of New Jersey is an indirect wholly-owned subsidiary of Prudential.


The Partnership will compete in the acquisition of its investments with many other individuals and entities engaged in real estate activities, including the investment manager and its affiliates. See CONFLICTS OF INTEREST, page 13. There may be intense competition in obtaining properties or mortgages of the type in which the Partnership intends to invest and competition may result in increases in the costs of suitable investments.

Since the Partnership will continuously look for new investments, Contract owners will be unable to evaluate for themselves the economic merit of many of the investments which may be acquired by the Partnership and must depend solely upon the ability of the investment manager to select investments.

                             INVESTMENT RESTRICTIONS

The Partnership has adopted certain restrictions relating to its investment activities. These restrictions may be changed, if the law permits, by the Partners. Pursuant to these restrictions, the Partnership will not:

  1. Make any investments not related to real estate, other than short-term or intermediate-term debt instruments.

  2.  Engage in underwriting of securities issued by others.

  3.  Invest in securities issued by any investment company.

  4.  Sell securities short.

  5. Purchase or sell oil, gas or other mineral exploration or development programs.

  6. Make loans to the Partners or any of their affiliates or any investment program sponsored by such parties.



  7. Enter into leaseback transactions in which the lessee is Prudential, Pruco Life, Pruco Life of New Jersey or their affiliates or any investment program sponsored by such parties.



  8. Borrow more than 50% of the value of the assets of the Partnership (based upon periodic valuations and appraisals). See VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 15.

                              CONFLICTS OF INTEREST



Prudential, as the investment manager, will be subject to various conflicts of interest in managing the Partnership. Prudential invests in real estate equities and mortgages for its own general account and for a number of separate accounts for qualified pension and profit-sharing plans. Prudential also manages, or advises in the management of, real estate equities and mortgages owned by other persons. In addition, affiliates of Prudential are general partners in publicly offered limited partnerships that invest in real estate equities and mortgage loans. Prudential and its affiliates may engage in additional business activities which will be competitive with the Partnership. Moreover, the Partnership may purchase properties from Prudential or its affiliates.

The conflicts involved in managing the Partnership include:

1. LACK OF INDEPENDENT NEGOTIATIONS BETWEEN THE PARTNERSHIP AND PRUDENTIAL. All agreements and arrangements relating to compensation between the Partnership and Prudential or any affiliate of Prudential will not be the result of arm's-length negotiations.


                               12 - Real Property

2. COMPETITION BY THE PARTNERSHIP WITH PRUDENTIAL'S AFFILIATES FOR ACQUISITION AND DISPOSITION OF INVESTMENTS. Prudential and its affiliates are involved in numerous real estate investment activities for Prudential's own general account, its separate accounts, and other entities, many of which may involve investment policies comparable to those of the Partnership and thus may compete with the Partnership for the acquisition and disposition of investments. Moreover, additional accounts or affiliated entities may be formed in the future with investment objectives similar, in whole or part, to those of the Partnership. In short, existing or future real estate investment accounts or entities managed or advised by Prudential or its affiliates may have the same management as the Partnership and may be in competition with the Partnership regarding real property investments, mortgage loan investments, leasebacks, and the management and sale of such investments. Prudential and its affiliates are not obligated to present to the Partnership any particular investment opportunity, regardless of whether such opportunity is of a character that might be suitable for investment by the Partnership.

Prudential and its affiliates have, however, adopted certain procedures for the purpose of distinguishing between equity investments available for the Partnership as opposed to the other programs and entities described above. To the extent that investment accounts or entities managed by Prudential or its affiliates have investment objectives and policies similar to the Partnership and are in the market to acquire properties or make investments at the same time as the Partnership, the following procedures will be followed to resolve any conflict of interest. Prudential will seek to locate through its contacts and business relationships an adequate supply of equity investments for all of the accounts and other entities which are managed by Prudential and its affiliates and to allocate such investments equitably among such accounts and entities based upon their respective investment goals and requirements. In those situations where the aggregate demand by all such accounts and entities exceeds the amount of equity investments then available, allocations will be made based upon such factors as currently available cash flow of particular portfolios, existing financing on the property, estimated future cash flow of such portfolios, the effect of the acquisition on diversification of each portfolio, and other relevant legal or investment policy factors. The rotation system designates which of those accounts or entities has the next opportunity to make an equity investment for which it is eligible. The use of such a system is monitored to ensure that equitable treatment of all investment accounts and entities is achieved.

3. COMPETITION WITH THE PARTNERSHIP FROM AFFILIATES FOR THE TIME AND SERVICES OF COMMON OFFICERS, DIRECTORS, AND MANAGEMENT PERSONNEL. As noted above, Prudential and its affiliates are involved in numerous real estate investment activities. Accordingly, many of the personnel of Prudential and its affiliates who will be involved in performing services for the Partnership have competing demands on their time. Thus, conflicts of interest may arise with respect to allocating time among such entities and the Partnership. The directors, officers, and other personnel of Prudential and affiliates will devote such time to the affairs of the Partnership as the officers and directors determine in their sole discretion, exercised in good faith. Prudential believes it has sufficient personnel to discharge its responsibilities to all entities to which it is responsible.



4. COMPETITIVE PROPERTIES. Some properties of affiliated entities may be competitive with properties in which the Partnership has an interest. Among other things, such properties could be in competition with the Partnership's properties for prospective tenants.



5. LESSEE POSITION. It is possible that Prudential or its affiliates may have a lessee's position in one or more of the properties owned by the Partnership. In the case of any such lease, however, the terms of such lease will be competitive with leases of space in such properties entered into with non-affiliated third parties, and the Partnership currently follows a practice of limiting the amount of space that an affiliate of Prudential may rent in a property owned by the Partnership.

6. USE OF AFFILIATES TO PERFORM ADDITIONAL SERVICES FOR THE PARTNERSHIP. The Partnership may engage entities affiliated with Prudential to provide additional services to the Partnership, such as real estate brokerage, mortgage servicing, property management, leasing, property development, and other real estate-related services. The Partnership may utilize the services of such affiliates and pay their fees, so long as the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area.

7. JOINT VENTURES WITH AFFILIATES. The Partnership may enter into investments through joint ventures with Prudential or its affiliates or investment programs they sponsor. The Partnership may enter into such a joint venture investment with an affiliate only if the following conditions are met: (i) such affiliate must have investment objectives substantially identical to those of the Partnership; (ii) there must be no duplicative property management fee, mortgage servicing fee or other fees; (iii) the compensation payable to the sponsor of such affiliate must be no greater than that payable to the Partnership's investment manager; (iv) the Partnership must have a right of first refusal to buy if such affiliate wishes to sell the property held in the joint venture; and
(v) the investment of the Partnership and the affiliate in the joint venture must be made on substantially the same terms and conditions(although not the same percentage). In connection with such an investment, both affiliated parties would be required to approve any decision concerning the investment. Thus, an impasse may result in the event the affiliated joint venture partners disagree. However, in the event of a disagreement regarding a proposed sale



                               13 - Real Property
or other disposition of the investment, the party not desiring to sell would have a right of first refusal to purchase the affiliated joint venture partner's interest in the investment. In the event of such an investment, there exists the possibility under limited circumstances that at some future time the joint venture partners would no longer be affiliated. In such a case, in the event of a proposed sale initiated by the joint venture partner, the Partnership would also have a right of first refusal to purchase the joint venture partner's interest in the investment. The exercise of a right of first refusal would be subject to the Partnership's having the financial resources to effectuate such a purchase, and there can be no assurance that it would have such resources.

The investment by the Partnership in joint venture partnerships which own properties, instead of investing directly in the properties themselves, may under certain circumstances involve risks not otherwise present, including, for example, risks associated with the possible bankruptcy of the Partnership's co-venturer or such co-venturer at any time having economic or business interests or goals which are inconsistent with the business interests or goals of the Partnership.


8. PURCHASE OF REAL PROPERTY FROM PRUDENTIAL OR AFFILIATES. The Partnership may acquire properties owned by Prudential or its affiliates, subject to compliance with special conditions designed to minimize the conflicts of interests. The Partnership may purchase property satisfying the Partnership's investment objectives and policies from an affiliate only if: (i) the applicable insurance regulators approve the principle of permitting the Partnership to acquire real property from Prudential or affiliates; (ii) the Partnership acquires the property at a price not greater than the appraised value, with the appraisal being conducted by a qualified, unaffiliated appraiser; (iii) the affiliate has owned the property at least 2 years, the cost paid by the affiliate is established, and any increase in the proposed purchase price over the cost to the affiliate is, in the opinion of the independent real estate advisor mentioned in the next provision, explicable by reference to material factors (including the passage of time) that have in fact increased the value of the property; and (iv) a qualified and independent real estate advisor (other than the appraiser) reviews the proposed acquisition and provides a letter of opinion that the transaction is fair to the Partnership.


                  THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO
                                CERTAIN CONTRACTS

Pruco Life of New Jersey has determined that it is in the best interest of Contract owners participating in the Real Property Account to provide the Real Property Account with the flexibility to engage in transactions that may be prohibited if the Real Property Account accepts funds under Contracts subject to ERISA or the prohibited transaction excise tax provisions of the Internal Revenue Code. Accordingly, owners of Pruco Life of New Jersey Contracts that are purchased in connection with IRAs, tax deferred annuities subject to Section 403(b) of the Code, or other employee benefit plans which are subject to ERISA or to the prohibited transaction excise tax provisions of the Code, may not select the Real Property Account as one of the investment options under their Contract. By not offering the Real Property Account as an investment option under such contracts, Pruco Life of New Jersey is able to comply with state insurance law requirements that policy loans be made available to Contract owners.

                   VALUATION OF CONTRACT OWNERS' PARTICIPATING
                                    INTERESTS

A Contract owner's interest in the Real Property Account will initially be the amount allocated to the Real Property Account in accordance with the Contract owner's instructions. Thereafter, that value will change daily. The value of a Contract owner's interest in the Real Property Account at the close of any day is equal to its amount at the close of the preceding day, multiplied by the "net investment factor" for that day arising from the Real Property Account's participation in the Partnership, plus any additional amounts allocated to the Real Property Account by the Contract owner, and reduced by any withdrawals by the Contract owner from the Real Property Account and by the applicable Contract charges recorded in that Contract's subaccount. Some of the charges will be made daily, some on the Contract's monthly anniversary date, some at the end of each Contract year, and some upon withdrawal or annuitization. Periodically Pruco Life of New Jersey will withdraw from the Real Property Account an amount equal to the aggregate charges recorded in the subaccounts.

The "net investment factor" is calculated on each business day by dividing the value of the net assets of the Partnership at the end of that day (ignoring, for this purpose, changes resulting from new contributions to or withdrawals from the Partnership) by the value of the net assets of the Partnership at the end of the preceding business day. The value of the net assets of the Partnership at the end of any business day is equal to the sum of the value of the Partnership's short-term and intermediate-term debt instruments, the value of the individual real properties and other real estate-related investments owned by the Partnership, determined in the manner described


                               14 - Real Property
below, and an estimate of the accrued net operating income earned by the Partnership from properties and other real estate-related investments, reduced by the liabilities of the Partnership, including the daily investment management fee and certain other expenses attributable to the operation of the Partnership. See CHARGES, page 17.

The Partnership's short-term debt investments (obligations of 1 year's maturity or less) will be of the type that may be held by the Series Fund's Money Market Portfolio and will be valued on an amortized cost basis. This means that each obligation will be valued initially at its purchase price and thereafter by amortizing any discount or premium uniformly to maturity. This method of valuation almost always results in a value that is extremely close to market value. In the event of a sizable change in interest rates, the value determined by this method may be more or less than market value. If this should occur, the Partners will consider whether an appropriate adjustment should be made in the valuation of these obligations. The Partnership's intermediate-term bonds will be of the type that may be held by the Series Fund's Diversified Bond Portfolio and will be valued utilizing an independent pricing service to determine valuations for normal institutional size trading units of such securities. The pricing service considers such factors as security prices, yields, maturities, call features, ratings, and developments relating to specific securities in arriving at securities valuations.



The value of the individual real properties and other real estate-related investments, including mortgages, acquired by the Partnership will be determined as follows. Each property or other real estate-related investment acquired by the Partnership will initially be valued at its purchase price. In acquiring a property or other real estate-related investment, Prudential will not obtain an independent appraisal but will instead rely on its own analysis of the investment's fair market value. Thereafter, all properties and most real estate-related investments will ordinarily be appraised by an independent appraiser no less frequently than annually. At least every 3 months, Prudential will make internal reviews of each property or other real estate-related investments and make an adjustment to its valuation if there is reason to conclude that there has been a change in the value of the property or other real estate-related investment since the last valuation. The revised value will remain in effect and will be used in each day's calculation of the value of the Partnership's assets until the next review or appraisal. It should be noted that appraisals are only estimates and do not necessarily reflect the realizable value of an investment.

The estimated amount of the net operating income of the Partnership from properties and other real estate-related investments will be based on estimates of revenues and expenses for each property and other real estate-related investments. Annually, Prudential will prepare a month-by-month estimate of the revenues and expenses ("estimated net operating income") for each property and other real estate-related investments owned by the Partnership. Each day Prudential will add to the value of the assets as determined above a proportionate part of the estimated net operating income for the month. In effect, Prudential will establish a daily accrued receivable of the estimated net operating income from each property and other real estate-related investments owned by the Partnership (the "daily accrued receivable"). On a monthly basis, the Partnership will receive a report of actual operating results for each property and other real estate-related investments ("actual net operating income"). Such actual net operating income will be recognized on the books of the Partnership and the amount of the then-outstanding daily accrued receivable will be correspondingly adjusted. In addition, as cash from a property or other real estate-related investment is actually received by the Partnership, receivables and other accounts will be appropriately adjusted. Periodically, but at least every 3 months, Prudential will review its prospective estimates of net operating income in light of actual experience and make an adjustment to such estimates if circumstances indicate that such an adjustment is warranted. Prudential follows this practice of accruing estimated net operating income from properties and other real estate-related investments because net operating income from such investments is generally received on an intermittent rather than daily basis, and the Partners believe it is more equitable to participating Contract owners if such net operating income is estimated and a proportionate amount thereof recognized daily. Because the daily accrual of estimated net operating income is based on estimates that may not turn out to reflect actual revenue and expenses, Contract owners will bear the risk that this practice will result in the undervaluing or overvaluing of the Partnership's assets.

The value of any asset held by the Partnership may be adjusted by Prudential at any time based upon events which come to the attention of Prudential affecting a property or other real estate-related investment that Prudential believes has increased or decreased its realizable value. For example, adjustments may be made for events indicating an impairment of a borrower's or a lessee's ability to pay any amounts due or events which affect the property values of the surrounding area. There can be no assurance that the factors for which an adjustment may be made will immediately come to the attention of Prudential. Additionally, because the evaluation of such factors may be subjective, there can be no assurance that such adjustments will be timely made in all cases where the value of the Partnership's investments may be affected. All adjustments made to the valuation of the Partnership's investments, including adjustments to estimated net operating income, the daily accrued receivable, and adjustments to the valuation of properties and other real estate-related investments, will be on a prospective basis only.



                               15 - Real Property

The above method of valuation of the Partnership's assets may be changed, without the consent of Contract owners, should the Partners determine that another method would more accurately reflect the value of the Partnership's investments. Changes in the method of valuation could result in a change in the Contract fund values which may have either an adverse or beneficial effect on both existing Contract owners and new purchasers of Contracts. Information concerning any material change in the valuation method will be given to all Contract owners in the annual report of the operations of the Real Property Account.

Although the above-described valuation methods have been adopted because the Partners believe they will provide a reasonable way to determine the fair market value of the Partnership's investments, there may well be variations between the amount realizable upon disposition and the Partnership's valuation of such assets. Contract owners may be either favorably or adversely affected if the valuation method results in either overvaluing or undervaluing the Partnership's investments. If a Contract owner invests in the Real Property Account at a time in which the Partnership's investments are overvalued, the Contract owner will be credited with less of an interest than if the value had been correctly stated. A Contract owner withdrawing from the Real Property Account during such time will receive more than he or she would if the value had been correctly stated, to the detriment of other Contract owners. The converse situation will exist if the Partnership's assets are undervalued.

                          BORROWING BY THE PARTNERSHIP



The Partnership may borrow to meet its liquidity requirements, and the Partnership will bear the cost of all such borrowings. Thus, the Real Property Account, and Contract owners participating in it, will bear a portion of any such borrowing costs equal to their percentage interest in the Partnership. Moreover, although the Partnership will generally make unleveraged investments, it reserves the right to borrow up to 75% of the value of a property (with the value of a property determined as explained under VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 15). Increasing the Partnership's assets through leveraged investments would result in increasing the compensation paid to Prudential since its investment management fee is calculated as a percentage of the Partnership's gross assets. Moreover, any borrowing by the Partnership would increase the Partnership's risk of loss and could inhibit the Partnership from achieving its investment objectives because the Partnership's payments on any loans would have to be made regardless of the profitability of the Partnership's investments. The aggregate indebtedness of the Partnership for all purposes will not exceed 50% of the value of the Partnership's assets.




                                     CHARGES


Pursuant to an investment management agreement, Prudential charges the Partnership a daily investment management fee which is equal to an effective annual rate of 1.25% of the average daily gross assets of the Partnership. Certain other expenses and charges attributable to the operation of the Partnership are also charged against the Partnership. Thus, in acquiring an investment, the Partnership may incur various types of expenses paid to third parties, including but not limited to, brokerage fees, attorneys' fees, architects' fees, engineers' fees, and accounting fees. After acquisition of an investment, the Partnership will incur recurring expenses for such things as the preparation of annual reports, periodic appraisal costs, mortgage servicing fees, annual audit charges, accounting and legal fees, and various administrative expenses. These expenses will be charged against the Partnership's assets. Some of these operating expenses represent reimbursement of Prudential for the cost of providing certain services necessary to the operation of the Partnership, such as daily accounting services, preparation of annual reports, and various administrative services. Moreover, Prudential charges the Partnership mortgage loan servicing fees pursuant to the standards outlined in item 6 under CONFLICTS OF INTEREST, page 13. In addition to the various expenses charged against the Partnership's assets, other expenses such as insurance costs, taxes, and property management fees will ordinarily be deducted from rental income, thereby reducing the gross income of the Partnership.


As explained above, charges made pursuant to the Contracts will be recorded in the corresponding subaccounts of the Real Property Account. From time to time, Pruco Life of New Jersey will withdraw from the Real Property Account an amount equal to the aggregate amount of such charges. Aside from these charges pursuant to the Contracts, Pruco Life of New Jersey makes no charges to the Real Property Account for the expenses involved in operation of the Real Property Account, although the Real Property Account will, of course, bear its proportionate share of the charges made to the Partnership which are described above.

The Partnership is not a taxable entity under the provisions of the Internal Revenue Code. Rather, the income, gains, and losses of the Partnership are attributed, for federal income tax purposes to the Partners in the Partnership, including Pruco Life of New Jersey with respect to the Real Property Account. The earnings of the Real Property Account are, in turn, taxed as part of the operations of Pruco Life of New Jersey. No charge is being made currently to the Real Property Account for company federal income taxes. Pruco Life of New Jersey will review periodically the question of a charge to the Real Property Account for company federal income taxes


                               16 - Real Property
attributable to the Contracts. Such a charge may be made in future years for any federal income taxes attributable to the Contracts.

Under current laws Pruco Life of New Jersey may incur state and local taxes (in addition to premium taxes) in several states. At present, these taxes are not significant and they are not charged against the Contracts or the Real Property Account. If there is a material change in applicable state or local tax laws, the imposition of any such taxes upon Pruco Life of New Jersey that are attributable to the Real Property Account may result in a corresponding charge against the Real Property Account.

                           RESTRICTIONS ON WITHDRAWALS

Before allocating any portion of his or her net premium or purchase payments, or transferring any portion of his or her Contract fund, to the Real Property Account, a Contract owner should be aware that withdrawal of an investment in the Real Property Account may be subject to greater restrictions than an investment in the other variable investment options available under the Contracts. Pruco Life of New Jersey reserves the right to restrict transfers into or out of the Real Property Account. Apart from the routine limitations on transfers out of the Real Property Account described below, Pruco Life of New Jersey will exercise its right to restrict transfers out of the Real Property Account only if there appears to be insufficient cash available to meet Contract owners' requests and prompt disposition of the Partnership's investments to meet such requests could not be made on commercially reasonable terms.

Pruco Life of New Jersey will pay any death benefit, cash surrender value, withdrawal or loan proceeds within 7 days after receipt at a Pruco Life of New Jersey Service Office of all the documents required for such a payment. Other than the death benefit, which is determined as of the date of death, the amount will be determined as of the date of receipt of the request.

The funds necessary to pay any death benefit, cash surrender value, withdrawal or loan proceeds funded by the Real Property Account will normally be obtained, first, from any cash flows into the Real Property Account on the day such funds are required. If, on the day such funds are required, cash flows into the Real Property Account are less than the amount of funds required, Pruco Life of New Jersey will seek to obtain such funds by withdrawing a portion of its interest in the Partnership. The Partnership will normally obtain funds to meet such a withdrawal request from its net operating income and from the short-term and intermediate-term debt obligations it holds. If the Partners determine that these sources are insufficient to meet anticipated withdrawals from the Partnership, the Partnership may use a line of credit or otherwise borrow up to 50% of the value of the Partnership's assets. See BORROWING BY THE PARTNERSHIP, page 17. In the event that Pruco Life of New Jersey and the other Partners in the Partnership determine that such a borrowing by the Partnership would not best serve the interests of Contract owners, Pruco Life of New Jersey may, in the event of a Contract loan or withdrawal, rather than taking the amount of any loan or withdrawal request proportionately from all investment options under the Contract (including the Real Property Account), take any such loan or withdrawal first from the other investment options under the Contract.

Transfers from the Real Property Account to the other investment options available under the Contract are currently permitted only during the 30-day period beginning on the Contract anniversary. The maximum amount that may be transferred out of the Real Property Account each year is the greater of: (a) 50% of the amount invested in the Real Property Account or (b) $10,000. Such transfer requests received prior to the Contract anniversary will be effected on the Contract anniversary. Transfer requests received within the 30-day period beginning on the Contract anniversary will be effected as of the end of the valuation period in which a proper written request or authorized telephone request is received. The "valuation period" means the period of time from one determination of the value of the amount invested in the Real Property Account to the next. Such determinations are made when the value of the assets and liabilities of the Partnership is calculated, which is generally at 4:15 p.m. New York City time on each day during which the New York Stock Exchange is open. Transfers into or out of the Real Property Account are also subject to the general limits under the Contracts regarding transfers.

                        RESTRICTIONS ON CONTRACT OWNERS'
                     INVESTMENT IN THE REAL PROPERTY ACCOUNT

As noted earlier, identification and acquisition of real estate investments meeting the Partnership's investment objectives is a time-consuming process. Moreover, because the Real Property Account and the Partnership are managed so as to ensure that they will not become investment companies subject to the Investment Company Act of 1940, the portion of the Partnership's assets that may be invested in securities, as opposed to non-securities real estate investments, is strictly limited. For these reasons, Pruco Life of New Jersey reserves the right to restrict or limit Contract owners' allocation of funds to the Real Property Account. Any such restrictions are likely to take


                               17 - Real Property
the form of restricting the timing, amount and/or frequency of transfers into the Real Property Account and/or precluding Contract owners who have not previously selected the Real Property Account from allocating a portion of their net premiums or purchase payments to the Real Property Account.

                        FEDERAL INCOME TAX CONSIDERATIONS

The tax treatment of variable Contract owners is described briefly in the attached prospectus for the particular variable life insurance or variable annuity Contract selected. Pruco Life of New Jersey believes that the same principles will apply with respect to Contracts funded in whole or part by the Real Property Account. The Partnership's conformity with the diversification standards for the investments of variable life insurance and variable annuity separate accounts is essential to ensure that treatment. See GENERAL INVESTMENT AND OPERATING POLICIES, page 9. Each individual is urged to consult a qualified tax advisor.

Under the Internal Revenue Code, the Partnership is not a taxable entity and any income, gains or losses of the Partnership are passed through to the Partners, including Pruco Life of New Jersey, with respect to the Real Property Account. The Real Property Account is not a separate taxpayer for purposes of the Internal Revenue Code. The earnings of the Real Property Account are taxed as part of the operations of Pruco Life of New Jersey. No charge is being made currently to the Real Property Account for company federal income taxes. Pruco Life of New Jersey will review periodically the question of a charge to the Real Property Account for company federal income taxes attributable to the Contracts. Such a charge may be made in future years for any federal income taxes attributable to the Contracts, see CHARGES, page 17.

                          DISTRIBUTION OF THE CONTRACTS

As explained in the attached prospectus for the Contracts, Pruco Securities Corporation, an indirect, wholly-owned subsidiary of Prudential, acts as the principal underwriter of the Contracts. Consult that prospectus for information about commission scales and other facts relating to sale of the Contracts.

                                STATE REGULATION

Pruco Life of New Jersey is subject to regulation and supervision by the Department of Insurance of the State of New Jersey, which periodically examines its operations and financial condition. It is also subject to the insurance laws and regulations of all jurisdictions in which it is authorized to do business.

Pruco Life of New Jersey is required to submit annual statements of its operations, including financial statements, to the insurance departments of the various jurisdictions in which it does business to determine solvency and compliance with local insurance laws and regulations.

In addition to the annual statements referred to above, Pruco Life of New Jersey is required to file with New Jersey and other jurisdictions a separate statement with respect to the operations of all its variable contract accounts, in a form promulgated by the National Association of Insurance Commissioners.

                             ADDITIONAL INFORMATION

A registration statement has been filed with the SEC under the Securities Act of 1933, relating to the offering described in this prospectus. This prospectus does not include all of the information set forth in the registration statement. Certain portions have been omitted pursuant to the rules and regulations of the SEC. The omitted information may, however, be obtained from the SEC's principal office in Washington, D.C., upon payment of a prescribed fee.

Further information may also be obtained from Pruco Life of New Jersey's office. The address and telephone number are set forth on the cover of this prospectus.

                                     EXPERTS


The financial statements of the Real Property Account and the Partnership included in this prospectus, the per share information included on page 1 of this prospectus, and the related financial statement schedules included elsewhere in the registration statement for the year ended December 31, 1996 have been audited by Price Waterhouse LLP, independent accountants, as stated in their reports appearing herein and elsewhere in the registration statement. Such financial statements, per share information, and financial statement schedules have


                               18 - Real Property
been included herein and elsewhere in the registration statement in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Price Waterhouse LLP's principal business address is 1177 Avenue of the Americas, New York, New York 10036.

The financial statements of the Real Property Account and the Partnership included in this prospectus, the per share information included on page 1 of this prospectus, and the related financial statement schedules included elsewhere in the registration statement for the years prior to 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement. Such financial statements, per share information, and financial statement schedules have been included herein and elsewhere in the registration statement in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP's principal business address is Two Hilton Court, Parsippany, New Jersey 07054-0319.


On March 12, 1996, Deloitte & Touche LLP was dismissed as the independent accountants of Pruco Life of New Jersey. There have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of the accountant, would have caused them to make a reference to the matter in their reports.

                                   LITIGATION

No litigation is pending, and no litigation is known to be contemplated by governmental authorities, that would have an adverse material effect upon the Real Property Account or the Partnership.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                       CONDITION AND RESULTS OF OPERATIONS

The following discussion covers the operations of The Prudential Variable Contract Real Property Partnership and should be considered in conjunction with the PER SHARE TABLE appearing on page 1 - Real Property and the financial statements and notes thereto, commencing on page B1 - Real Property.


LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1996, the Partnership's liquid assets consisted of cash and cash equivalents and marketable securities totaling $45,164,848. This is an increase of $20,409,428 from liquid assets at December 31, 1995 of $24,755,420. The increase is due primarily to (1) $5,509,976 in cash received from the sale of Oak Creek Office Park in Flint, Michigan, (2) $14,697,789 in cash received from the sale of the Azusa, California warehouse, (3) operations of the Partnership's properties, and (4) interest income received from short-term investments. This was partially offset by (1) the purchase of an office building in Beaverton, Oregon for $10,713,722, and (2) withdrawals by the partners of $3 million. Sources of liquidity include net cash flow from property operations and interest from short-term investments.

The Prudential has committed to fund up to $100 million to enable the Partnership to acquire real estate investments. Contributions to the Partnership under this commitment are utilized for property acquisitions and returned to The Prudential on an ongoing basis from Contract owners' net contributions. The amount of the commitment is reduced by $10 million for every $100 million in current value net assets of the Partnership. The amount available for future investments is approximately $50.2 million as of December 31, 1996.

The Partnership will ordinarily invest 10-15% of its assets in cash and short-term obligations to maintain liquidity; however, its investment policy allows up to 30% investment in cash and short-term obligations. At December 31, 1996, 22.1% of the Partnership's assets consisted of cash and cash equivalents and marketable securities. This is in excess of the target range because proceeds from the sales, noted earlier are being retained in the Partnership in anticipation of potential acquisitions. Two industrial projects are scheduled to close in mid 1997, one in Aurora, CO for an estimated purchase price of $10.4 million, and the other in Salt Lake City, UT for an estimated price of $7 million. Also during 1997, the Partnership expects to exercise an option to acquire the land under the Pomona, CA warehouse, already owned by the Partnership, for a cost of $4 million.

During 1996, the partners withdrew $3.0 million. Withdrawals may be made during 1997 based upon the percentage of assets invested in short-term obligations and taking into consideration anticipated cash needs of the Partnership including potential property acquisitions and dispositions and capital expenditures. At December 31, 1996, and currently, the Partnership has adequate liquidity. Management anticipates that ongoing cashflow from operations will satisfy the Partnership's needs over the next twelve months and the foreseeable future.

The Partnership acquired an office building in Beaverton, Oregon on December 20, 1996 for $10,713,721. The acquisition was funded entirely by cash held by the Partnership.






                               19 - Real Property

During 1996 the Partnership made $550,056 in capital expenditures for tenant alterations, leasing commissions, and land and building improvements. The most significant of these expenses was approximately $244,000 for tenant alterations and leasing commissions at the industrial property in Pomona, CA, of which approximately $166,000 related to a renewal for the Treasure Chest, approximately $46,000 related to a lease signed by Prestige Auto, a new tenant and approximately $30,000 related to a renewal for SCI. Other significant capital expenditures included approximately $122,000 in tenant alterations and leasing commissions, of which approximately $100,000 related to the lease signed by Spectrum Financial at the Morristown, NJ office building, garage repairs of approximately $81,000 at the Oakbrook Terrace office facility in Oakbrook Terrace, IL, and tenant improvements and leasing commissions of approximately $65,000, of which approximately $36,000 related to Shepherd's Staff Christian Book Store, a new tenant at the Roswell, GA retail center.

Other major capital expenditures in 1996 included approximately $29,000 for access gates at the Atlanta, GA apartments. At the Farmington Hills apartments, approximately $25,000 was spent for repairs to brick facade, landscaping and replacement of fitness equipment.

Projected capital expenditures for 1997 total approximately $5,291,000. Of this, approximately $4,581,000 consists of leasing commission and tenant alterations. The largest of these is $3,108,000 planned for the Lisle, IL office center. The property expects to pay approximately $2,298,000 in tenant improvements and $810,000 in leasing commissions to acquire a new tenant, as R.R. Donnelley will be leaving at the expiration of their lease in September. At the Morristown Office Center, approximately $914,000 has been budgeted in tenant improvements and leasing commissions, of which approximately $878,000 relates to efforts to renew the Smith Barney lease prior to the October, 1997 expiration. Tenant improvements and leasing commissions have been budgeted for approximately $254,000 at the Roswell, GA retail center, approximately $186,000 at the Nashville office center and approximately $119,000 at the Pomona warehouse. All of these projected expenditures relate to prospective leases and are based on reasonable cost. The actual amount of such expenditures will depend on the number of new leases signed, the actual needs of the particular construction or repair, and the timing of lease executions.

Other major capital projects planned for 1997 include, at the Lisle office building $200,000 for upgrading of the heating and air conditioning system and $35,000 for repairs to the roof; at the Roswell retail center, $140,000 for a new traffic layout to ease traffic in and around the center; at the Atlanta apartments $132,000 for exterior wood replacement and building painting; at the Raleigh apartments $37,000 for regrading the land; at the Oakbrook Terrace office building $15,000 for pressure washing of the exterior. Approximately $151,000 is budgeted for smaller projects among the various properties.

RESULTS OF OPERATIONS

The following is a brief discussion of a comparison of the results of operations for the three years ended December 31, 1996, 1995 and 1994.

1996 VS 1995

The Partnership's net investment income for 1996 was $15,419,518, an increase of $699,247 (4.8%) from net investment income for 1995 of $14,720,271. The increase was primarily the result of higher net income from property operations ($1,455,941) offset primarily by a higher management fee ($152,351) and lower interest income from short-term investments ($526,479).

Income from property operations, including income from interest in properties, was $16,061,409 for 1996. This is an increase of $980,119 (6.5%) from
$15,081,290 for 1995. This was due primarily to increased rent from properties (approximately $2,973,000). The increase was offset by increased operating expense (approximately $1,034,000) and real estate taxes (approximately $429,000).

Rent from properties for 1996 increased by $2,972,650 (15.0%) to $22,799,694 from $19,827,044 for 1995. A large portion of this was the result of properties that were acquired during 1995 and held for the full year of 1996. This increase in revenue totaled approximately $4,367,000.

These additional revenues were primarily offset by the sale of the Azusa industrial building which resulted in approximately $1,092,000 reduction in revenues from last year and the Roswell, GA shopping center which accounted for a decrease of approximately $214,000 due to lower percentage rents in 1996 and decreased occupancy.

Income from interest in properties relates to the Partnership's 50% co-investment in several warehouses (the Unit warehouses). Income from this source decreased approximately $31,624 (4.9%) from $638,183 for 1995 to




                               20 - Real Property

$606,558. The reduction is the result of GATX vacating a portion of its space in October and the space not being leased. Administrative expenses on the statement of operations includes both those related to property operations and the administration of the Partnership. Property administrative expenses for 1996 were $1,653,934. This is $78,271 (5.0%) higher than the $1,575,663 for 1995. The increase was primarily the result of full year administrative expenses of approximately $234,000 at the Nashville, TN office building, Oakbrook Terrace, IL office facility and the Raleigh, NC apartment complex, partially offset by decreases due to the partial year of two 1996 sold properties totaling approximately $130,000.

Property operating expenses for 1996 were $2,904,620 compared to $1,870,183 for 1995, an increase of $1,034,437 (55%). The increase was primarily due to a full year of operating expenses totaling approximately $943,000 related to the Raleigh, Oakbrook Terrace and Nashville properties, all which were acquired in 1995. Increases were also due to the Morristown office property incurring window repairs of approximately $21,000 and an increase to its grounds contract for approximately $59,000 offset by lower repairs and maintenance expenses totaling $23,000. The Atlanta and the Farmington Hills apartments had increases totaling approximately $57,000 for 1996 apartment make-ready due to higher turnover as compared to 1995.

Real estate taxes for 1996 were $2,367,404, an increase of $429,314 (22.2%) from $1,938,090 for 1995. The increase was primarily due to a full year of real estate tax expense totaling approximately $572,000 related to the Raleigh, Oakbrook Terrace and Nashville properties. At the Morristown office building, real estate taxes increased by approximately $32,000. These increases were offset by decreases of approximately $106,000, the result of the Azusa and Flint properties being sold in 1996. Real estate taxes at the Farmington Hills apartments reduced by approximately $26,000 due to last year's tax appeal.

Administrative expenses related to the Partnership totaled $211,499 for 1996. This is an increase of $7,930 (3.6%) from $219,429 for 1995.


The investment management fee for 1996 was $2,494,229. This is $152,351 (6.5%) higher than the fee for 1995 of $2,341,878. The fee is computed as 1.25% of gross assets. During 1995, gross assets were slightly higher than the prior year due to cash flow retained by the Partnership and increased market values of the real estate investments.

MARKET VALUES OF INVESTED ASSETS AND PROPERTY LEASING ACTIVITY:  1996 VS 1995


During 1996, the Partnership recognized an unrealized loss of $3,211,436 on its real estate investments. This represents 1.9% of the value of the investments at December 31, 1995. The retail center experienced the largest unrealized loss, approximately $3,787,000. The offices experienced a net unrealized loss of approximately $560,000. The industrial properties experienced a net unrealized loss of approximately $75,000 offset by the apartments experiencing net unrealized gains of approximately $1,210,000.

Occupancy at the Partnership's properties at December 31, 1996 were generally lower than at December 31, 1995. During 1996, the Partnership acquired a 72,109 square feet office building in Beaverton, Oregon. At December 31, 1996 the Beaverton office building was 100% occupied to five tenants and there are no expirations in 1997.

The Partnership's Atlanta apartment complex experienced an unrealized gain of approximately $1,083,000 (8.6% of its year-end 1995 value) and the Farmington Hills apartment complex experienced an unrealized gain of approximately $477,000 (3.4% of its year-end 1995 value). These increases were primarily the result of higher rental rates and occupancy than were previously projected for these properties. The luxury garden apartment complex in Raleigh experienced an unrealized loss of approximately $350,000 (2.0% of its year-end 1995 value). The property had experienced lowered loss of occupancy but has currently recovered to a December 31, 1996 occupancy of 97%.

Occupancy at the Atlanta and the Farmington Hills apartments decreased from 97% and 98% at December 31, 1995 to 93% and 88%, respectively. Occupancy at the Raleigh apartments increased from 95% at December 31, 1995 to 97% at the end of 1996. All vacant apartments are being marketed as of December 31, 1996.

The Bolingbrook warehouse experienced the largest unrealized loss of this property type, approximately $300,000 (4.1% of its year-end 1995 value). Gillette, a tenant of the entire property, has indicated they need additional space and will relocate at the expiration of their lease in 2000. The Pomona property experienced an unrealized gain of approximately $175,000 (1.0% of its year-end 1995 value), this was the result of signing leases that maintained the property occupancy at 100%. The market values of the four Unit warehouses in which the Partnership owns a 50% interest at the end of 1996 experienced an unrealized gain of approximately $50,000 (.9% of their December 31, 1995 value).

Occupancy at the Pomona warehouse remained at 100%. During 1996, a total of 234,292 square feet expired and was leased at the property. The most significant renewal included SCI signing an amendment to their lease



                               21 - Real Property
to extend the term for five years. During 1997, JB Engineering's 49,697 square feet lease is expiring. Occupancy at the Bolingbrook warehouse also remained at 100%. Gillette's lease of this entire facility will expire in the year 2000, at which time they will relocate. At the Unit warehouses, occupancy decreased from 100% at 1995 to 85% at 1996. GATX vacated its space in October and the space has not been leased. All vacant space is being marketed as of December 31,1996.

The Lisle office, experienced an unrealized loss of approximately $1,700,000 (14.7% of its year-end 1995 value). This was caused by R.R. Donnelley (sole-tenant) not renewing its lease, which expires September 1997, and the anticipated expenses that will be incurred in order to release the building in 1997. The Morristown property experienced an unrealized gain of approximately $409,000 (4.3% of its December 31, 1995 value), due to improved market conditions in the Northern, NJ market. The Nashville office experienced an unrealized gain of approximately $166,000. The increase represented 1.9% of its year-end 1995 value. The rise in value reflects the expectations of continued high occupancy and the potential for higher rental rates in the future. The Oakbrook Terrace office building experienced an increase of $565,000 (4.5% of its December 31, 1995 value). This was the result of two tenant rent increases that occurred in 1996.

Occupancy at the Lisle office building remained at 100% during 1996. R.R. Donnelley has given notice they will be vacating their space in 1997. The Oakbrook Terrace office building continued its 99% occupancy. The Nashville office building occupancy remained at 99%. During 1996, a total of 25,394 square feet was re-leased, leaving a vacant space of 1,350 square feet. During 1997, at the Nashville office building, 11,966 square feet will expire. Occupancy at the Morristown office decreased from 98% to 93% as of December 31, 1996. There are four vacant suites totaling 9,583 square feet. During 1996, Mutual of Omaha renewed their lease of 5,479 square feet and Sprint Spectrum signed a two month temporary agreement for 4,010 square feet, while Chase Home Mortgage vacated their suite of 4,010 square feet. During 1997, at the Morristown office building, a total of 15,753 square feet will be up for renewal. All vacant space is currently being marketed.

The Partnership's sole retail property in Roswell, GA, experienced an unrealized loss of $3,786,554 (11.8% of its December 31, 1995 value). This was due to increased competition in the local market resulting in downward pressure on rental rates and occupancy.

Occupancy at the Roswell center decreased from 99% at December 31, 1995 to 96% at December 31, 1996, a loss of 3%. During 1996 a total of 10,464 square feet expired and 4,127 square feet was renewed. Shepherd's Staff Christian Book Store leased 6,100 square feet. Two tenants leasing a total of 6,100 square feet have vacated prior to their lease expiration. At December 31, 1996 a total of 10,464 square feet remained vacant. Several lease proposals are in negotiation, while all other vacant space is currently being marketed.

During 1996, the Partnership sold its Azusa, CA industrial property and its Flint, MI office building. The sale of these two properties resulted in a realized loss of $1,573,147. The Flint, MI property experienced the largest loss of $1,094,521 (16.7% of its year-end 1995 value). This was the result of both the uncertain economic outlook and leasing demand for Flint, MI, as well as the physical condition of the property. The Azusa property experienced a realized loss of $478,627 (3.2% of its year-end 1995 value). The gross sales price of the property was $15,250,000 and the net proceeds were $14,697,789.

1995 VS 1994

Income from property operations, including income from interest in properties, was $15,081,290 for 1995. This is an increase of $1,058,039 (7.5%) from
$14,023,251 for 1994. This was due primarily to increased rent from properties (approximately $3,482,785). The increase was offset by lower income from interest in properties due to the sale for the seven Unit warehouses in October, 1994 (approximately $1,717,000), higher real estate taxes (approximately $145,000), property administrative expenses (approximately $399,000). and property operating expenses (approximately $163,000).

Rent from properties for 1995 increased by $3,482,785 (21.3%) to $19,827,044 from $16,344,259 for 1994. A large portion of this was the result of properties that were acquired during 1995. This revenue totaled approximately $1,466,000. Revenue at the apartments in Raleigh were $1,111,744, the office building in Nashville,$331,165 and the office building in Oakbrook Terrace $23,587. Rental income at the Flint office park increased by approximately $662,600 in 1995. This was primarily due to the acquisition of this property through foreclosure in July, 1994. As a result, only six months of operating results are included in 1994 as compared to a full year in 1995. Increased occupancy in 1995 resulted in an additional $906,000 in rental revenue for the Azusa and Morristown buildings as well as the Partnership's two other apartment properties. Rental income at the Bolingbrook warehouse increased about $82,000 in 1995 as a result of the expiration of a free rent period granted to the tenant in the first quarter of 1994. Revenue at the Pomona warehouse was almost $221,000 higher due to increased occupancy and higher expense recoveries.



                               22 - Real Property

These additional revenues were partially offset by lower rental income from the Roswell, GA shopping center (approximately $15,000) due to lower percentage rent in 1995, offset by higher rental income and expense recoveries.

Income from interest in properties relates to the Partnership's 50% co-investment in several warehouses (the Unit warehouses). Income from this source decreased $1,717,021 (72.9%) from $2,355,204 for 1994 to $638,183 for
1995. The Partnership sold its investments in seven of these warehouses in 1994. This resulted in a reduction of income of approximately $1,800,000 in 1995. Of the four remaining warehouses income increased by approximately $83,000 due to higher occupancy at one of the warehouses.

Administrative expenses on the statement of operations includes both those related to property operations and the administration of the Partnership. Property administrative expenses for 1995 were $1,575,663. This is $399,265 (33.9%) higher than the $1,176,398 for 1994. Most of the increase was the result of the inclusion of the Flint, Raleigh and Nashville properties, (almost $270,000), higher insurance premiums ($72,000) primarily at the two California properties and in increase in bad debt expense ($63,000). The increase in bad debt expense arose from the 1994 application of a security deposit to amounts owed by that tenant which reduced 1994 bad debt expense by approximately $33,000. Professional fees also increased approximately $45,000 in 1995 due to the utilization of real estate tax consultants to assist with the appeal of assessed values at several of the properties. The appeal generated significant tax savings as noted below. Advertising and promotional expenses were lower at several of the properties which offset the increased administrative expenses by about $40,000.

Property operating expenses for 1995 were $1,870,183 compared to $1,707,039 for 1994, an increase of $163,144 (9.6%). The increase was primarily due to the inclusion of approximately $217,336 in operating expenses related to the Raleigh and Nashville properties. The Flint property had an increase of $73,600 for 1995 compared to the last six months of 1994. In addition there were higher repairs and maintenance at the Farmington Hills apartments of approximately $18,500. These increases were reduced by lower expenses at the Azusa warehouse related to the painting of building exteriors in 1994 ($88,500), at Pomona, ($24,500) due to lower repairs and maintenance, and lower repairs and maintenance, security and utilities at Roswell ($35,000).

Real estate taxes for 1995 were $1,938,090, an increase of $145,315 (8.1%) from $1,792,775 for 1994. Approximately $244,000 of this increase was due to the inclusion of the Flint office buildings, the Raleigh apartments and the Nashville office center. This includes $101,000 of 1994 taxes at the Flint property. At the Roswell shopping center, real estate taxes increased by $31,500. Approximately $153,000 of the decreases were achieved as the result of appealing the assessed values at the Azusa, Pomona, Morristown and Farmington Hills properties. Real estate taxes at the net lease properties in Bolingbrook and Lisle also increased nearly $22,000.

There was no interest income from mortgage loans in 1995. This was due to the maturing of the Lincoln, NE loan in May 1994 and the default of the mortgagor on the Flint loan. Interest income from short-term investments increased $1,089,471 (69.3%) from $1,571,394 for 1994 to $2,660,865 for 1995. This was the result of increased amounts invested and higher interest rates in 1995. The Partnership had retained increased cash balances in anticipation of acquiring properties in 1995.

Administrative expenses related to the Partnership totaled $219,429 for 1995. This is a reduction of $17,895 (7.5%) from $237,324 for 1994. The decrease resulted primarily from lower professional fees for 1995.

The investment management fee for 1995 was $2,341,878. This is $54,062 (2.4%) higher than the fee for 1994 of $2,287,816. The fee is computed as 1.25% of gross assets. During 1995, gross assets were slightly higher than the prior year due to cash flow retained by the Partnership and increased market values of the real estate investments.

MARKET VALUES OF INVESTED ASSETS:  1995 VS 1994

During 1995, the Partnership recognized an unrealized gain of $661,623 on its real estate investments. This represents 0.5% of the investments' December 31, 1994 value. The apartments experienced the largest increase, approximately $2,700,000. The warehouses increased by about $421,000. The office building properties experienced an unrealized loss of approximately $1,933,000 and the retail property, an unrealized loss of about $528,000.

The Partnership's luxury garden apartments in Raleigh had an unrealized gain of nearly $1,441,300. The property has benefited from very strong leasing demand (occupancy at December 31, 1995 was 95%) and is performing at a higher level than anticipated. The Farmington Hills apartments experienced an unrealized gain of $626,143 (4.6% of its year-end 1994 value) and Atlanta $634,165 (5.3% of its year-end 1994 value). These increases were primarily the result of higher rental rates, occupancy and tenant retention than previously projected for these properties.





                               23 - Real Property

The warehouses experienced an unrealized gain of about $421,000 during 1995. The Pomona property had the largest unrealized gain, $684,153 (4.2% of its year-end 1994 value). This was the result of two leases that were signed which brought the occupancy to 100%. The market values of the four Unit warehouses in which the Partnership owns a 50% interest at the end of 1995 increased $49,134 (.9% of their December 31, 1994 value).

The warehouse in Bolingbrook experienced an unrealized gain of $357,563 (5.1% of the property's December 31, 1994 value). This was due to lower estimates of operating expenditures and a scheduled step-up in the rental rate.

The increases in the market values of these warehouses were partially offset by a decrease of $669,928 (4.3% of the property's December 31, 1994 value) in the market value of the Azusa warehouse. The decrease in market value was partially attributable to less optimistic assumptions of expense growth, future rental rates and leasing activity as current leases expire, based on the property's competitive position in the local market.

The office buildings experienced an unrealized loss approximately $1,933,000. The Flint, property value decreased $1,314,060 (17.1% of its December 31, 1994 value). This was caused by reduced expectations of future rental rate increases and tenant renewals due to increased competition from new construction in the Flint market. The Lisle office building decreased in value by $400,000 (3.3% of the property's December 31, 1994 value) and the Morristown property also decreased in value by $473,993 (4.8% of its December 31, 1994 value). The Lisle property's decrease in value reflects the possibility that the current tenant, R.R. Donnelley, may not remain in the building when their current lease expires in 1997. This would result in downtime while a new tenant was found and necessitate incurring additional tenant improvements and leasing commissions. It is also likely that the rental rate on any new lease would be lower than that currently paid by Donnelley. The decline in the value of the Morristown property was the result of increases in the discount rates, reflecting the soft market conditions in the local areas and the expectations potential buyers are requiring higher returns on such investments. The decreases in value at the office buildings were partially offset by an increase of $254,871 at the Nashville building. The increase represented 3% of its acquisition cost. The rise in value reflects the expectations of continued high occupancy and the potential for higher rental rates in the future.

The Partnership's sole retail property, King's Market Shopping Center in Roswell, GA, experienced an unrealized loss of $527,726 (1.6% of its December 31, 1994 value). This was due to increased competition in the local market due to the construction of a competing shopping center which is expected to exert downward pressure on rental rates.

                              FINANCIAL STATEMENTS

Following are financial statements and independent auditors' report of the Real Property Account, as well as financial statements and independent auditors' report of the Partnership.





                               24 - Real Property

                             FINANCIAL STATEMENTS OF
        PRUCO LIFE OF NEW JERSEY  VARIABLE CONTRACT REAL PROPERTY ACCOUNT

                             STATEMENT OF NET ASSETS


                                                                                                      DECEMBER 31,
                                                                                             ---------------------------
                                                                                                  1996           1995
                                                                                             ------------   ------------
Investment in shares of The Prudential Variable Contract
  Real Property Partnership (Note 3)                                                         $  7,878,541   $  7,455,048
                                                                                             ------------   ------------
                                                                                             ------------   ------------
NET ASSETS, representing:
Equity of Contract Owners                                                                    $  6,505,842   $  6,563,711
Equity of Pruco Life Insurance Company of New Jersey                                            1,372,699        891,337
                                                                                             ------------   ------------
                                                                                             $  7,878,541   $  7,455,048
                                                                                             ------------   ------------
                                                                                             ------------   ------------




                STATEMENT OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                         YEAR ENDED DECEMBER 31,
                                                                                ------------------------------------------
                                                                                    1996           1995           1994
                                                                                ----------     ----------     -----------
INVESTMENT INCOME:

Net Investment Income from Partnership Operations                               $  613,768     $  575,915     $  474,255

EXPENSES:
Asset Based Charges to Contract Owners (Note 5)                                     39,120         37,691         35,523
                                                                                ----------     ----------     -----------
NET INVESTMENT INCOME                                                              574,648        538,224        438,732
                                                                                ----------     ----------     -----------
Net Unrealized (Loss)/Gain on Investments in Partnership                          (127,658)        27,210        102,764
Net Realized Loss on Sale of Investments in Partnership                            (62,618)             0        (45,675)
                                                                                ----------     ----------     -----------

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                               384,372        565,434        495,821
                                                                                ----------     ----------     -----------

CAPITAL TRANSACTIONS:

Net (Withdrawals)/Contributions by Contract Owners (Note 7)                       (380,371)        45,403       (337,574)

Net Contributions/(Withdrawals) by Pruco Life Insurance Company of New Jersey      419,492         (7,712)       373,097
                                                                                ----------     ----------     -----------
NET INCREASE IN NET ASSETS
RESULTING FROM CAPITAL TRANSACTIONS                                                 39,121         37,691         35,523
                                                                                ----------     ----------     -----------

TOTAL INCREASE IN NET ASSETS                                                    $  423,493     $  603,125     $  531,344


NET ASSETS:
Beginning of period                                                             $7,455,048     $6,851,923     $6,320,579
                                                                                ----------     ----------     -----------
End of period                                                                   $7,878,541     $7,455,048     $6,851,923
                                                                                ----------     ----------     -----------
                                                                                ----------     ----------     -----------



             SEE NOTES TO FINANCIAL STATEMENTS ON PAGES A-2 THROUGH A-4.


                                A1 - REAL PROPERTY

                      NOTES TO THE FINANCIAL STATEMENTS OF
       PRUCO LIFE OF NEW JERSEY VARIABLE  CONTRACT  REAL  PROPERTY ACCOUNT
                      For the Year Ended December 31, 1996


NOTE 1:   GENERAL

Pruco Life of New Jersey Variable Contract Real Property Account (the "Real Property Account") was established on October 30, 1987 by resolution of the Board of Directors of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), an indirect wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"), as a separate investment account pursuant to New Jersey law. The assets of the Real Property Account are segregated from Pruco Life of New Jersey's other assets. The Real Property Account is used to fund benefits under certain variable life insurance and variable annuity contracts issued by Pruco Life of New Jersey. These products are Variable Appreciable Life Insurance ("VAL"), Variable Life Insurance ("VLI"), Discovery Plus ("SPVA"), and Discovery Life Plus ("SPVL").

The assets of the Real Property Account are invested in The Prudential Variable Contract Real Property Partnership (the "Partnership"). The Partnership is organized under New Jersey law and is registered under the Securities and Exchange Act of 1933. The Partnership is the investment vehicle for assets allocated to the real property option under certain variable life insurance and annuity contracts. The Real Property Account, along with the Pruco Life Variable Contract Real Property Account and The Prudential Variable Contract Real Property Account, are the sole investors in the Partnership.

The Partnership has a policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans.


NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.   BASIS OF ACCOUNTING

The accompanying financial statements are prepared in conformity with generally accepted accounting principles (GAAP). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

B.   INVESTMENT IN PARTNERSHIP INTEREST

The investment in the Partnership is based on the Real Property Account's proportionate interest of the Partnership's market value. At December 31, 1996 and 1995 the Real Property Account's interest in the Partnership, based on market value equity was 4.0% or 473,226 shares and 3.9% or 473,226 shares, respectively.

C.   INCOME RECOGNITION

Net investment income, realized and unrealized gains and losses are recognized daily. Amounts are based upon the Real Property Account's proportionate interest in the Partnership.



                                A2 - REAL PROPERTY

D.   EQUITY OF PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

Pruco Life of New Jersey maintains a position in the Account representing anticipated property acquisition and capital expenditure funding needs. The position is also utilized for the purpose of administering activity in the Account. The activity includes unit transactions, Partnership share transactions, and expense processing. The position does not have an effect on the Contract owner's account or the related unit value.


NOTE 3: INVESTMENT INFORMATION FOR THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

As of December 31, 1996, the investment in the Real Property Account of $7,878,541 was derived from the share value of $16.64859 and 473,226 shares outstanding. The related historical cost of the investment in the Real Property Account was $5,503,605 as of December 31, 1996.


NOTE 4:        CONTRACT OWNER UNIT INFORMATION

Outstanding Contract owner units, unit values and total value of Contract owner equity for the year ended December 31, 1996 were as follows:

                                   VAL           VLI           SPVA           SPVL        TOTAL
                                   ---           ---           ----           ----        -----
Contract Owner
Units Outstanding:             3,460,872       509,344        85,030         94,923     4,150,169
Unit Value:                     $1.56700      $1.60720      $1.46726       $1.46726           n/a
Contract Owner Equity:        $5,423,186      $818,618      $124,762       $139,276    $6,505,842



NOTE 5:  CHARGES AND EXPENSES


A.   MORTALITY RISK AND EXPENSE RISK CHARGES


Mortality risk and expense charges are determined daily using an effective annual rate of 0.6%, 0.35%, 0.9% and 0.9% for VAL, VLI, SPVA and SPVL, respectively. Mortality risk is that life insurance contract holders may not live as long as estimated or annuitants may live longer than estimated and expense risk is that the cost of issuing and administering the policies may exceed the estimated expenses. For 1996, the amount of these charges paid to Pruco Life Insurance Company of New Jersey was $38,126.

B.   ADMINISTRATIVE CHARGES

Administrative charges are determined daily using an effective annual rate of 0.35% for SPVA and SPVL. Administrative charges include costs associated with issuing the Contract, establishing and maintaining records, and providing reports to Contract owners. For 1996, the amount of these charges paid to Pruco Life Insurance Company of New Jersey was $994.



                               A3 - REAL PROPERTY

NOTE 6:  TAXES

Pruco Life Insurance Company of New Jersey is taxed as a "life insurance company" under the Internal Revenue Code and the operations of the Real Property Account form a part of and are taxed with those of Pruco Life Insurance Company of New Jersey. Under current federal law, no federal income taxes are payable by the Real Property Account. As such, no provision for tax liability has been recorded.

NOTE 7:   NET WITHDRAWALS BY CONTRACT OWNERS

Contract owner activity for the Pruco Life of New Jersey products, for the year ended December 31, 1996, was as follows:

                                             VAL          VLI          SPVA         SPVL       TOTAL
                                         ----------   ----------    ---------     --------  -----------
Contract Owner Contributions:            $ 817,922    $ 123,259     $     50      $ 2,434   $  943,665
Contract Owner Redemptions:               (923,872)    (123,027)     (26,168)      (9,380)  (1,082,447)
Net Transfers from (to) other
    subaccounts or fixed rate option:     (213,924)     (27,667)           0            0     (241,591)
                                         ----------   ----------    ---------     --------  -----------
Net Decrease                             $(319,874)   $ (27,435)    $(26,118)     $(6,946)  $ (380,373)
                                         ----------   ----------    ---------     --------  -----------
                                         ----------   ----------    ---------     --------  -----------

NOTE 8:   UNIT ACTIVITY

Transactions in units for the year ended December 31, 1996 were as follows:

                                    VAL         VLI           SPV        SPVL
                                    ---         ---           ---        ----

Contract Owner Contributions: 535,548.596   78,896.065       34.722   1,685.627
Contract Owner Redemptions:  (744,916.258) (96,270.303) (17,943.310) (6,531.170)


                               A4 - REAL PROPERTY

REPORT OF INDEPENDENT ACCOUNTANTS

To the Contract Owners of
Pruco Life of New Jersey Variable Contract Real Property Account and the Board of Directors of Pruco Life Insurance Company of New Jersey

In our opinion, the accompanying statement of net assets and the related statement of operations and changes in net assets present fairly, in all material respects, the financial position of Pruco Life of New Jersey Variable Contract Real Property Account at December 31, 1996, and the results of its operations and the changes in its net assets for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Pruco Life Insurance Company of New Jersey's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of shares owned in The Prudential Variable Contract Real Property Partnership at December 31, 1996, provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
New York, New York
March 25, 1997


                               A5 - REAL PROPERTY

INDEPENDENT AUDITORS' REPORT

To the Contract Owners of
 Pruco Life of New Jersey Variable Contract Real Property Account
Newark, New Jersey

We have audited the accompanying statement of assets of Pruco Life of New Jersey Variable Contract Real Property Account ("Real Property Account") as of December 31, 1995, and the related statements of operations and changes in net assets for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Real Property Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Pruco Life of New Jersey Variable Contract Real Property Account as of December 31, 1995, and the results of its operations and changes in net assets for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Investments in shares of The Prudential Variable Contract Real Property Partnership are stated at current value at December 31, 1995, as discussed in
Note 1 to the financial statements. Determination of current value involves subjective judgment because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction.

Deloitte & Touche LLP
Parsippany, New Jersey
March 1, 1996

                               A6 - REAL PROPERTY

          THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                  STATEMENTS OF ASSETS AND LIABILITIES

                                                                    DECEMBER 31,
                                                  ---------------------------------------------
                                                        1996                         1995
                                                  ---------------              ----------------
ASSETS:

Properties at estimated market value
  (cost $177,082,291 and $191,981,608,
   respectively)                                  $   151,074,276               $   164,695,033
Interest in properties at estimated market value
  (cost $6,133,157 and $6,133,157,
   respectively)                                        5,850,000                     5,800,000
Marketable securities at estimated market value
  (cost $24,345,000 and $10,480,000,
   respectively)                                       24,426,644                    10,532,155
Cash and cash equivalents                              20,738,204                    14,223,265
Other assets and accounts receivable
  (net of allowance for uncollectible
   accounts of $55,823 and $18,896, respectively)       2,066,916                     1,743,305
                                                  ---------------              ----------------

Total Assets                                       $  204,156,040                $  196,993,758
                                                  ---------------              ----------------
                                                  ---------------              ----------------

LIABILITIES AND PARTNERS' EQUITY:

Obligation under capital lease                       $  4,072,677                  $  3,882,421
Accounts payable and accrued expenses                   1,640,360                     2,142,614
Due to affiliates                                         719,200                       682,795
Other liabilities                                         467,009                       664,069
                                                  ---------------              ----------------

Total liabilities                                       6,899,246                     7,371,899
                                                  ---------------              ----------------

Commitments and contingencies

Partners' Equity                                      197,256,794                   189,621,859
                                                  ---------------              ----------------

Total Liabilities and Partners' Equity             $  204,156,040                $  196,993,758
                                                  ---------------              ----------------
                                                  ---------------              ----------------

Number of shares outstanding at end of period          11,848,275                    12,036,684
                                                  ---------------              ----------------
                                                  ---------------              ----------------

Share Value at end of period                               $16.65                        $15.75
                                                  ---------------              ----------------
                                                  ---------------              ----------------




            SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                               B1 - REAL PROPERTY

          THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                         STATEMENTS OF OPERATIONS

                                                                           YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------------
                                                                       1996             1995          1994
                                                                   -------------  -------------   -------------
INVESTMENT INCOME:

Rent from properties                                               $  22,799,694  $  19,827,044   $  16,344,259
Income from interest in properties                                       606,558        638,183       2,355,204
Interest on mortgage loans                                                     0              0         105,694
Interest from short-term investments                                   2,134,386      2,660,865       1,571,394
                                                                   -------------  -------------   -------------
                                                                      25,540,638     23,126,092      20,376,551
                                                                   -------------  -------------   -------------

INVESTMENT EXPENSES:

Investment management fee                                              2,494,229      2,341,878      2,287,816
Real estate taxes                                                      2,367,404      1,938,090      1,792,775
Administrative                                                         1,865,433      1,795,092      1,413,722
Operating                                                              2,904,620      1,870,183      1,707,039
Interest                                                                 489,434        460,578        327,000
                                                                   -------------  -------------   ------------
                                                                      10,121,120      8,405,821      7,528,352
                                                                   -------------  -------------   ------------

NET INVESTMENT INCOME                                                 15,419,518     14,720,271     12,848,199
                                                                   -------------  -------------   ------------

REALIZED AND UNREALIZED LOSS ON
    INVESTMENTS:
  Net proceeds from real estate investments sold                      20,497,789              0     19,014,872
  Less:   Cost of real estate investments sold                        26,610,932              0     18,337,052
          Realization of prior years' unrealized
           (loss)/gain on real estate investments sold                (4,539,996)             0      1,915,205
                                                                   -------------  -------------   ------------

NET LOSS REALIZED ON REAL ESTATE
    INVESTMENTS SOLD                                                  (1,573,147)             0     (1,237,385)
                                                                   -------------  -------------   ------------

NET UNREALIZED (LOSS)/GAIN
    ON INVESTMENTS                                                    (3,211,436)       661,623      2,576,828
                                                                   -------------  -------------   ------------

NET INCREASE IN NET ASSETS
    RESULTING FROM OPERATIONS                                      $  10,634,935  $  15,381,894   $ 14,187,642
                                                                   -------------  -------------   ------------
                                                                   -------------  -------------   ------------



            SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                                  B2 - REAL PROPERTY

          THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                   STATEMENTS OF CHANGES IN NET ASSETS

                                                                            YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------------

                                                                       1996           1995            1994
                                                                   -------------  -------------   -------------

OPERATIONS:

Net Investment Income                                              $  15,419,518  $  14,720,271   $  12,848,199
Net Realized and Unrealized
  Gain/(Loss) on Investments                                          (4,784,583)       661,623       1,339,443
                                                                   -------------  -------------   -------------

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS                                             10,634,935     15,381,894      14,187,642
                                                                   -------------  -------------   -------------

CAPITAL TRANSACTIONS:

Withdrawals by partners
  (188,409, 204,350 and 790,390
   shares, respectively)                                              (3,000,000)    (3,000,000)    (11,000,000)
                                                                   -------------  -------------   -------------

NET DECREASE IN NET ASSETS RESULTING
FROM CAPITAL TRANSACTIONS                                             (3,000,000)    (3,000,000)    (11,000,000)
                                                                   -------------  -------------   -------------


TOTAL INCREASE IN NET ASSETS                                           7,634,935     12,381,894       3,187,642

NET ASSETS:

  Beginning of year                                                  189,621,859    177,239,965     174,052,323
                                                                   -------------  -------------   -------------
  End of year                                                      $ 197,256,794  $ 189,621,859   $ 177,239,965
                                                                   -------------  -------------   -------------
                                                                   -------------  -------------   -------------


            SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                                  B3 - REAL PROPERTY

          THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                       STATEMENTS OF CASH FLOWS


                                                                                YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------------
                                                                       1996           1995            1994
                                                                   -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase in net assets resulting from operations               $  10,634,935  $  15,381,894  $  14,187,642
Adjustments to reconcile net increase in net assets
  resulting from operations to net cash provided by
  operating activities:
   Net realized and unrealized loss (gain) on investments              4,784,583       (661,623)    (1,339,443)
   Changes in assets and liabilities:
     (Increase) Decrease in other assets
       and accounts receivable                                          (323,611)       474,790       (727,821)
     Decrease in obligation under capital lease                          190,256         77,585          6,271
     (Decrease) Increase in accounts payable
       and accrued expenses                                             (502,254)     1,337,548         75,876
     Increase (Decrease) in due to affiliates                             36,405         58,589        (70,438)
     (Decrease) Increase in other liabilities                           (197,060)        18,156        165,049
                                                                   -------------  -------------   ------------

  Net cash provided by operating activities                           14,623,254     16,686,939     12,297,136
                                                                   -------------  -------------   ------------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Net proceeds from real estate investments sold                      20,497,789              0     19,014,842
  Acquisition of property                                            (10,713,722)   (36,774,343)             0
  Capital improvements on real estate owned                             (997,893)    (1,050,197)    (1,161,224)
  Capital improvements on interest in properties                               0        (24,415)       (12,087)
  Principal repayments recieved on mortgage loans                              0              0      3,947,528
  (Purchase) Sale of marketable securities                           (13,894,489)     5,292,044    (13,845,191)
                                                                   -------------  -------------   ------------

  Net cash provided by (used in) investing activities                 (5,108,315)   (32,556,911)     7,943,868
                                                                   -------------  -------------   ------------


CASH FLOWS FROM FINANCING ACTIVITIES:

  Withdrawals                                                         (3,000,000)    (3,000,000)   (11,000,000)
                                                                   -------------  -------------   ------------

  Net cash (used in) provided by financing activities                 (3,000,000)    (3,000,000)   (11,000,000)
                                                                   -------------  -------------   ------------

Net increase (decrease) in cash and cash equivalents                   6,514,939    (18,869,972)     9,241,004

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                         14,223,265     33,093,237     23,852,233
                                                                   -------------  -------------   ------------

CASH AND CASH EQUIVALENTS - END OF YEAR                            $  20,738,204  $  14,223,265  $  33,093,237
                                                                   -------------  -------------   ------------
                                                                   -------------  -------------   ------------

SUPPLEMENTAL SCHEDULE
OF NONCASH INVESTING ACTIVITIES
  Foreclosure on mortgage loan                                     $           0  $           0   $  5,276,262
                                                                   -------------  -------------   ------------
                                                                   -------------  -------------   ------------

SUPPLEMENTAL INFORMATION:
  Interest paid                                                    $     376,450  $     376,450   $    250,000
                                                                   -------------  -------------   ------------
                                                                   -------------  -------------   ------------


            SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                                  B4 - REAL PROPERTY

          THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                        SCHEDULE OF INVESTMENTS


                                                             DECEMBER 31, 1996             DECEMBER 31, 1995
----------------------------------------------------------------------------------------------------------------
INVESTMENT IN PROPERTIES (PERCENT OF NET ASSETS)                            76.6%                          86.8%
                                                                        Estimated                      Estimated
                                                                           Market                         Market
Location                Description                          Cost           Value           Cost           Value
----------------------------------------------------------------------------------------------------------------
Azusa, CA               Warehouse                   $           0  $            0  $  18,546,247   $  15,083,725
Lisle, IL               Office Building                17,524,421       9,900,000     17,524,421      11,600,000
Atlanta, GA             Garden Apartments              15,396,738      13,707,814     15,371,495      12,600,000
Pomona, CA (a)          Warehouse                      23,456,751      17,553,849     23,205,172      17,127,292
Roswell, GA             Retail Shopping Center         31,754,073      28,333,818     31,688,912      32,055,216
Morristown, NJ          Office Building                18,797,224      10,113,986     18,664,969       9,572,688
Bolingbrook, IL         Warehouse                       8,948,028       7,100,000      8,948,028       7,400,000
Farmington Hills, MI    Garden Apartments              13,623,952      14,706,400     13,594,950      14,200,000
Flint, MI               Office Building                         0               0      7,616,842       6,539,368
Raleigh, NC             Garden Apartments              15,762,951      16,854,252     15,758,699      17,200,000
Nashville, TN           Office Building                 8,379,326       8,800,436      8,431,680       8,686,551
Oakbrook Terrace, IL    Office Complex                 12,725,105      13,289,999     12,630,193      12,630,193
Beaverton, OR           Office Complex                 10,713,722      10,713,722              0               0
                                                    -------------  --------------  -------------   -------------
                                                    $ 177,082,291  $  151,074,276  $ 191,981,608   $ 164,695,033
                                                    -------------  --------------  -------------   -------------
                                                    -------------  --------------  -------------   -------------


(a) Cost and estimated market value include land under capital lease of $3,412,636 representing the present value of minimum future lease payments at the inception of the lease.

INVESTMENT IN INTEREST IN PROPERTIES (PERCENT OF NET ASSETS)                 3.0%                           3.1%
                                                                        Estimated                      Estimated
                                                                           Market                         Market
Location                Description                          Cost           Value           Cost           Value
----------------------------------------------------------------------------------------------------------------
Jacksonville, FL        Warehouse/Distribution          1,317,453       1,225,000      1,317,453       1,225,000
Jacksonville, FL        Warehouse/Distribution          1,002,448       1,000,000      1,002,448         975,000
Jacksonville, FL        Warehouse/Distribution          1,442,894       1,325,000      1,442,894       1,300,000
Jacksonville, FL        Warehouse/Distribution          2,370,362       2,300,000      2,370,362       2,300,000
                                                    -------------  --------------  -------------   -------------
                                                     $  6,133,157  $    5,850,000  $   6,133,157   $   5,800,000
                                                    -------------  --------------  -------------   -------------
                                                    -------------  --------------  -------------   -------------

MARKETABLE SECURITIES (PERCENT OF NET ASSETS)                               12.4%                           5.6%
                                                                        Estimated                      Estimated
                                                             Face          Market           Face          Market
Description                                                Amount           Value         Amount           Value
----------------------------------------------------------------------------------------------------------------
Marketable Securities                               $  23,345,000  $   24,426,644  $  10,480,000   $  10,532,155
                                                    -------------  --------------  -------------   -------------
                                                    -------------  --------------  -------------   -------------

CASH AND CASH EQUIVALENTS (PERCENT OF NET ASSETS)                          10.5%                            7.5%
                                                                       Estimated                       Estimated
                                                             Face         Market            Face          Market
Description                                                Amount          Value          Amount           Value
----------------------------------------------------------------------------------------------------------------
Commercial Paper and Cash                           $  20,804,826  $  20,738,204   $  14,282,697   $  14,223,265
                                                    -------------  --------------  -------------   -------------
                                                    -------------  --------------  -------------   -------------

OTHER ASSETS                                                                -2.5%                           -3.0%
(net of liabilities)                                               $  (4,832,330)                  $  (5,628,594)
                                                                  --------------                   -------------

TOTAL NET ASSETS                                                  $  197,256,794                  $  189,621,859
                                                                  --------------                   -------------
                                                                  --------------                   -------------

            SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                                  B5 - REAL PROPERTY

           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                             SCHEDULE OF INVESTMENTS


                                                                                                            DECEMBER 31, 1996
                                                                                                  ------------------------------
MARKETABLE SECURITIES (PERCENT OF NET ASSETS)                                                                              12.4%
                                                                                                                       Estimated
                                                                                                          Face            Market
DESCRIPTION                                                                                             Amount             Value
-----------------------------------------------------                                             ------------------------------
Commercial Paper (with stated rate and maturity date)

PNC Bank, 5.48%, January 6, 1997                                                                  $  2,200,000      $  2,199,643
Wells Fargo, 5.54%, January 28, 1997                                                                 2,300,000         2,300,446
Sears Roebuck Acceptance Corp, 7.48%, February 19, 1997                                                100,000           102,187
General Motors Acceptance Corp, 5.88%, February 27, 1997                                               105,000           107,143
Sears Roebuck Acceptance Corp,7.72%, February 27, 1997                                                 800,000           812,000
Dean Wiitter Discover & Co., 5.75%, March 6,1997                                                       500,000           500,387
General Motors Acceptance Corp, 5.74%, March 18, 1997                                                1,200,000         1,201,344
Sears Discover Credit Corp, 7.81%, March 18, 1997                                                    1,150,000         1,164,548
American Home Products, 6.88%, April 15, 1997                                                        2,000,000         2,019,323
Ford Motor Credit, 5.90%, May 5, 1997                                                                1,400,000         1,405,337
Ford Motor Credit, 5.90%, May 5, 1997                                                                  350,000           350,875
Ford Motor Credit, 9.15%, May 7, 1997                                                                  500,000           515,010
Key Bank NA, 5.58%, May 14, 1997                                                                       900,000           899,130
American Express Centurion Bank, 5.58%, June 10, 1997                                                2,300,000         2,299,862
Associates Corp of North America, 7.05%, June 30, 1997                                                 600,000           604,766
Bank One Columbus, 5.58%, July 1, 1997                                                               1,110,000         1,108,812
Associates Corp of North America, 5.88%, August 15, 1997                                             1,230,000         1,230,744
Key Bank of New York, 4.82%, September 4, 1997                                                       1,300,000         1,298,740
Bank One Milwaukee, NA, 5.26%, October 8, 1997                                                       1,000,000         1,002,870
Morgan Guaranty Trust Co., 5.38%, November 14, 1997                                                  1,000,000           999,271
Norwest Financial Inc., 6.50%, November 15, 1997                                                       300,000           302,286
Norwest Corp., 5.55%, November 21, 1997                                                              2,000,000         2,001,920
                                                                                                 -------------     -------------
TOTAL MARKETABLE SECURITIES                                                                      $  24,345,000     $  24,426,644
                                                                                                 -------------     -------------
                                                                                                 -------------     -------------
CASH AND CASH EQUIVALENTS (PERCENT OF NET ASSETS)                                                                          10.5%
                                                                                                                       Estimated
                                                                                                          Face            Market
DESCRIPTION                                                                                             Amount             Value
-----------------------------------------------------                                           --------------    --------------
Commercial Paper (with stated rate and maturity date)

Gateway Fuel Corp, 7.15%, January 2, 1997                                                        $   2,177,000     $   2,176,135
Bell Atlantic Financial Services, 5.50%, January 14, 1997                                            2,650,000         2,638,664
Pioneer Hi-Bred Intl, 5.47%, January 15, 1997                                                        1,200,000         1,194,712
Bank of Montreal, 5.43%, January 27, 1997                                                            2,300,000         2,300,000
Canadian Imperial Bank, 5.39%, January 27, 1997                                                      2,400,000         2,400,000
HJ Heinz Co., 5.46%, January 29, 1997                                                                2,370,000         2,354,184
General Electric Capital Corp, 5.34%, February 3, 1997                                               2,300,000         2,279,871
Bankers Trust Co., 5.35%, February 20, 1997                                                          2,000,000         2,007,723
Colonial PL Co Note, 5.60%, February 21, 1997                                                          800,000           792,658
Colonial PL Co Note, 5.35%, March 4, 1997                                                              783,000           773,109
General Electric Capital Corp., 5.45%, March 14, 1997                                                  300,000           296,322
                                                                                                 -------------     -------------
TOTAL COMMERCIAL PAPER                                                                              19,280,000        19,213,378

TOTAL CASH                                                                                           1,524,826         1,524,826
                                                                                                 -------------     -------------
TOTAL CASH AND CASH EQUIVALENTS                                                                  $  20,804,826     $  20,738,204
                                                                                                 -------------     -------------
                                                                                                 -------------     -------------


            SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                                  B6 - REAL PROPERTY

           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                             SCHEDULE OF INVESTMENTS

                                                                                                           DECEMBER 31, 1995
                                                                                                --------------------------------
MARKETABLE SECURITIES (PERCENT OF NET ASSETS)                                                                               5.6%
                                                                                                                       Estimated
                                                                                                          Face            Market
DESCRIPTION                                                                                             Amount             Value
----------------------------------------------------------                                       -------------     -------------
Commercial Paper (with stated rate and maturity date)

Associates Corp. of North America, 8.75%, February 1, 1996                                       $     410,000     $     416,810
General Motors Acceptance Corp., 8.75%, February 1, 1996                                               650,000           658,860
General Motors Acceptance Corp., 8.95%, February 5, 1996                                               350,000           356,370
General Motors Acceptance Corp., 4.75%, February 14, 1996                                              430,000           426,212
General Motors Acceptance Corp., 6.01%, February 22, 1996                                              240,000           240,057
Household Finance Corp., 5.75%, April 19, 1996                                                       2,000,000         1,996,520
Ford Motor Credit Corp., 6.24%, April 22, 1996                                                         500,000           500,658
Society National Bank Cleveland, 6.00%, April 25, 1996                                                 150,000           149,295
International Lease Finance Corp., 5.00%, May 28, 1996                                               1,000,000           992,120
Transamerica Financial Corp., 8.55%, June 15, 1996                                                     400,000           409,284
John Deere Capital Corp., 6.16%, July 22, 1996                                                       1,000,000         1,002,267
Sears Roebuck Acceptance Corp., 8.55%, August 1, 1996                                                1,000,000         1,039,335
Key Bank of New York, N.A., 5.43%, September 6, 1996                                                 1,000,000           999,210
Bank One Columbus, 5.56%, September 12, 1996                                                         1,000,000           999,297
Associates Corp. of North America, 4.48%, October 15, 1996                                             350,000           345,860
                                                                                                 -------------     -------------
TOTAL MARKETABLE SECURITIES                                                                      $  10,480,000     $  10,532,155
                                                                                                 -------------     -------------
                                                                                                 -------------     -------------

CASH AND CASH EQUIVALENTS (PERCENT OF NET ASSETS)                                                                           7.5%
                                                                                                                       Estimated
                                                                                                          Face            Market
DESCRIPTION                                                                                             Amount             Value
----------------------------------------------------------                                       -------------     -------------
Commercial Paper (with stated rate and maturity date)

Morgan Stanley Group, Inc., 6.10%, January 2, 1996                                                $  1,146,000      $  1,146,000
Engelhard Corp., 6.25%, January 3, 1996                                                              1,038,000         1,038,000
Finova Capital Corp., 5.95%, January 4, 1996                                                           800,000           792,198
Philip Morris Companies Inc., 5.80%, January 5, 1996                                                   505,000           504,430
Gannett Co. Inc., 5.85%, January 9, 1996                                                             1,700,000         1,696,409
Hanson Finance, 5.80%, January 12, 1996                                                                354,000           352,175

Riverwoods Funding Corp., 5.78%, January 12, 1996                                                    1,189,000         1,183,273
Finova Capital Corp., 5.97%, January 16, 1996                                                          780,000           771,980
Smith Barney Inc., 5.79%, January 18, 1996                                                           1,628,000         1,618,836
Fleet Financial Group, 5.75%, January 30, 1996                                                       1,700,000         1,689,139
Countrywide Funding Corp., 5.82%, February 14, 1996                                                  1,500,000         1,488,128
                                                                                                  ------------      ------------
TOTAL COMMERCIAL PAPER                                                                              12,340,000        12,280,568

TOTAL CASH                                                                                           1,942,697         1,942,697
                                                                                                  ------------      ------------
TOTAL CASH AND CASH EQUIVALENTS                                                                  $  14,282,697     $  14,223,265
                                                                                                  ------------      ------------
                                                                                                  ------------      ------------


            SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                                  B7 - REAL PROPERTY

                        NOTES TO FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                FOR YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


GENERAL

ON APRIL 29, 1988, PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP (THE "PARTNERSHIP"), A GENERAL PARTNERSHIP ORGANIZED UNDER NEW JERSEY LAW, WAS FORMED THROUGH AN AGREEMENT AMONG PRUDENTIAL INSURANCE COMPANY OF AMERICA ("PRUDENTIAL"), PRUCO LIFE INSURANCE COMPANY ("PRUCO LIFE"), AND PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY ("PRUCO LIFE OF NEW JERSEY"). THE PARTNERSHIP WAS ESTABLISHED AS A MEANS BY WHICH ASSETS ALLOCATED TO THE REAL ESTATE INVESTMENT OPTION UNDER CERTAIN VARIABLE LIFE INSURANCE AND VARIABLE ANNUITY CONTRACTS ISSUED BY THE RESPECTIVE COMPANIES COULD BE INVESTED IN A COMMINGLED POOL. THE PARTNERS IN THE PARTNERSHIP ARE PRUDENTIAL, PRUCO LIFE AND PRUCO LIFE OF NEW JERSEY.

THE PARTNERSHIP HAS A POLICY OF INVESTING AT LEAST 65% OF ITS ASSETS IN DIRECT OWNERSHIP INTERESTS IN INCOME-PRODUCING REAL ESTATE AND PARTICIPATING MORTGAGE LOANS.

THE PARTNERSHIP'S INVESTMENTS ARE VALUED ON A DAILY BASIS, CONSISTENT WITH THE PARTNERSHIP AGREEMENT. ON EACH DAY DURING WHICH THE NEW YORK STOCK EXCHANGE IS OPEN FOR BUSINESS, THE NET ASSETS OF THE PARTNERSHIP ARE VALUED USING THE ESTIMATED MARKET VALUE OF ITS INVESTMENTS AS DESCRIBED IN NOTES 1A AND 1B BELOW, PLUS AN ESTIMATE OF NET INCOME FROM OPERATIONS REDUCED BY ANY LIABILITIES OF THE PARTNERSHIP.

THE PERIODIC ADJUSTMENTS TO PROPERTY AND MORTGAGE LOAN VALUES DESCRIBED IN NOTES 1A AND 1B BELOW AND THE CORRECTIONS OF PREVIOUS ESTIMATES OF NET INCOME ARE MADE ON A PROSPECTIVE BASIS. THERE CAN BE NO ASSURANCE THAT ALL SUCH ADJUSTMENTS AND ESTIMATES WILL BE MADE TIMELY.

SHARES OF THE PARTNERSHIP ARE SOLD TO PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT, PRUCO LIFE VARIABLE CONTRACT REAL PROPERTY ACCOUNT, AND PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT, (THE "REAL PROPERTY ACCOUNTS") AT THE CURRENT SHARE VALUE OF THE PARTNERSHIP'S NET ASSETS. SHARE VALUE IS CALCULATED BY DIVIDING THE ESTIMATED MARKET VALUE OF NET ASSETS OF THE PARTNERSHIP AS DETERMINED BELOW BY THE NUMBER OF SHARES OUTSTANDING. A CONTRACT OWNER PARTICIPATES IN THE PARTNERSHIP THROUGH INTERESTS IN THE REAL PROPERTY ACCOUNTS.


     NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          A:   REAL ESTATE OWNED AND INTEREST IN PROPERTIES - THE PARTNERSHIP'S
          INVESTMENTS IN REAL ESTATE OWNED AND INTERESTS IN PROPERTIES ARE INITIALLY VALUED AT THEIR PURCHASE PRICE. THEREAFTER, REAL ESTATE INVESTMENTS ARE REPORTED AT THEIR ESTIMATED MARKET VALUES BASED UPON APPRAISAL REPORTS PREPARED BY INDEPENDENT REAL ESTATE APPRAISERS (MEMBERS OF THE APPRAISAL INSTITUTE) WHICH ARE ORDINARILY OBTAINED ON AN ANNUAL BASIS. THE PROPERTY VALUATIONS ARE REVIEWED INTERNALLY AT LEAST EVERY THREE MONTHS AND ADJUSTED IF THERE HAS BEEN A CHANGE IN THE VALUE OF THE PROPERTY SINCE THE LAST VALUATION.

          THE CHIEF APPRAISER OF PRUDENTIAL COMPTROLLER'S DEPARTMENT VALUATION UNIT IS RESPONSIBLE TO ASSURE THAT THE VALUATION PROCESS PROVIDES INDEPENDENT AND ACCURATE ESTIMATED MARKET VALUE ESTIMATES. IN THE INTEREST OF MAINTAINING AND MONITORING THE INDEPENDENCE AND THE ACCURACY OF THE APPRAISAL PROCESS, THE COMPTROLLER OF PRUDENTIAL HAS APPOINTED A THIRD PARTY FIRM TO ACT AS THE APPRAISAL MANAGEMENT

                               B8 - REAL PROPERTY

                        NOTES TO FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                FOR YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

          FIRM. THE APPRAISAL MANAGEMENT FIRM, AMONG OTHER RESPONSIBILITIES, APPROVES THE SELECTION AND SCHEDULING OF EXTERNAL APPRAISALS; DEVELOPS A STANDARD PACKAGE OF INFORMATION TO BE SUPPLIED TO THE APPRAISERS; REVIEWS AND PROVIDES COMMENTS ON ALL EXTERNAL APPRAISALS AND A SAMPLE OF INTERNAL APPRAISALS; ASSISTS IN DEVELOPING POLICY AND PROCEDURES AND ASSISTS IN THE EVALUATION OF THE PERFORMANCE AND COMPETENCY OF EXTERNAL APPRAISERS. THE PROPERTY VALUATIONS ARE REVIEWED QUARTERLY BY PRUDENTIAL COMPTROLLER'S DEPARTMENT VALUATION UNIT AND THE CHIEF APPRAISER AND ADJUSTED IF THERE HAS BEEN ANY SIGNIFICANT CHANGES RELATED TO THE PROPERTY SINCE THE MOST RECENT INDEPENDENT APPRAISAL.

          THE PURPOSE OF AN APPRAISAL IS TO ESTIMATE THE MARKET VALUE OF A PROPERTY AS OF A SPECIFIC DATE. ESTIMATED MARKET VALUE HAS BEEN DEFINED AS THE MOST PROBABLE PRICE FOR WHICH THE APPRAISED PROPERTY WILL SELL IN A COMPETITIVE MARKET UNDER ALL CONDITIONS REQUISITE TO FAIR SALE, WITH THE BUYER AND SELLER EACH ACTING PRUDENTLY, KNOWLEDGEABLY, AND FOR SELF INTEREST, AND ASSUMING THAT NEITHER IS UNDER UNDUE DURESS. THIS ESTIMATE OF MARKET VALUE GENERALLY IS A CORRELATION OF THREE APPROACHES, ALL OF WHICH REQUIRE THE EXERCISE OF SUBJECTIVE JUDGMENT. THE THREE APPROACHES ARE: (1) CURRENT COST OF REPRODUCING A PROPERTY LESS DETERIORATION AND FUNCTIONAL AND ECONOMIC OBSOLESCENCE; (2) DISCOUNTING OF A SERIES OF INCOME STREAMS AND REVERSION AT A SPECIFIED YIELD OR BY DIRECTLY CAPITALIZING A SINGLE - YEAR INCOME ESTIMATE BY AN APPROPRIATE FACTOR; AND (3) VALUE INDICATED BY RECENT SALES OF COMPARABLE PROPERTIES IN THE MARKET. IN THE RECONCILIATION OF THESE THREE APPROACHES, THE ONE MOST HEAVILY RELIED UPON IS THE ONE GENERALLY RECOGNIZED FOR THE TYPE OF PROPERTY IN THE MARKET.

          AS DESCRIBED ABOVE, THE ESTIMATED MARKET VALUE OF REAL ESTATE IS DETERMINED THROUGH AN APPRAISAL PROCESS. THESE ESTIMATED MARKET VALUES MAY VARY SIGNIFICANTLY FROM THE PRICES AT WHICH THE REAL ESTATE INVESTMENTS WOULD SELL SINCE MARKET PRICES OF REAL ESTATE INVESTMENTS CAN ONLY BE DETERMINED BY NEGOTIATION BETWEEN A WILLING BUYER AND SELLER. ALTHOUGH THE ESTIMATED MARKET VALUES REPRESENT SUBJECTIVE ESTIMATES, MANAGEMENT BELIEVES THAT ESTIMATED MARKET VALUES ARE REASONABLE APPROXIMATIONS OF MARKET PRICES AND THE AGGREGATE VALUE OF INVESTMENTS IN REAL ESTATE FAIRLY REPRESENT THEIR ESTIMATED MARKET VALUES AS OF DECEMBER 31, 1996 AND 1995.

          B: REVENUE RECOGNITION - RENT FROM PROPERTIES CONSISTS OF ALL AMOUNTS EARNED UNDER TENANT OPERATING LEASES INCLUDING BASE RENT, RECOVERIES OF REAL ESTATE TAXES AND OTHER EXPENSES AND CHARGES FOR MISCELLANEOUS SERVICES PROVIDED TO TENANTS. REVENUE FROM LEASES WHICH PROVIDE FOR SCHEDULED RENT INCREASES IS RECOGNIZED AS BILLED.

          C: CASH EQUIVALENTS - THE PARTNERSHIP CONSIDERS ALL HIGHLY LIQUID INVESTMENTS WITH AN ORIGINAL MATURITY OF THREE MONTHS OR LESS WHEN PURCHASED TO BE CASH EQUIVALENTS. CASH EQUIVALENTS ARE CARRIED AT MARKET VALUE.

          D: MARKETABLE SECURITIES - MARKETABLE SECURITIES ARE HIGHLY LIQUID INVESTMENTS WITH MATURITIES OF MORE THAN THREE MONTHS WHEN PURCHASED AND ARE CARRIED AT MARKET VALUE.

                               B9 - REAL PROPERTY

                        NOTES TO FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                FOR YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

          E: FEDERAL INCOME TAXES - THE PARTNERSHIP IS NOT A TAXABLE ENTITY UNDER THE PROVISIONS OF THE INTERNAL REVENUE CODE. THE INCOME AND CAPITAL GAINS AND LOSSES OF THE PARTNERSHIP ARE ATTRIBUTED, FOR FEDERAL INCOME TAX PURPOSES, TO THE PARTNERS IN THE PARTNERSHIP. THE PARTNERSHIP MAY BE SUBJECT TO STATE AND LOCAL TAXES IN JURISDICTIONS IN WHICH IT OPERATES.

          F: RECLASSIFICATIONS - CERTAIN RECLASSIFICATIONS WERE MADE TO THE 1995 AND 1994 BALANCES TO CONFORM WITH THE 1996 PRESENTATION.

          G: THE PREPARATION OF FINANCIAL STATEMENTS IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES REQUIRES MANAGEMENT TO MAKE ESTIMATES AND ASSUMPTIONS THAT AFFECT THE REPORTED AMOUNTS OF ASSETS AND LIABILITIES AT THE DATE OF THE FINANCIAL STATEMENTS AND THE REPORTED AMOUNTS OF REVENUES AND EXPENSES DURING THE REPORTING PERIOD. ACTUAL RESULTS COULD DIFFER FROM THOSE ESTIMATES.


NOTE 2:  OBLIGATION UNDER CAPITAL LEASE

THE PARTNERSHIP MAINTAINS AN INTEREST IN A LEASEHOLD ESTATE CONSISTING OF SIX ONE-STORY INDUSTRIAL WAREHOUSE BUILDINGS LOCATED IN POMONA, CALIFORNIA. IN CONJUNCTION WITH THIS INTEREST, THE PARTNERSHIP ASSUMED ASSIGNMENT OF A GROUND LEASE AGREEMENT WHICH EXPIRES IN NOVEMBER 2078, WITH NO RENEWAL OPTIONS. THE ANNUAL GROUND LEASE PAYMENTS AFTER NOVEMBER 1994, AND FOR EACH 10 YEAR INCREMENT THEREAFTER, ARE SUBJECT TO INCREASE 50% OF THE INCREASE IN THE CONSUMER PRICE
INDEX DURING THE PREVIOUS PERIOD .   IN  1995, THE ANNUAL GROUND LEASE PAYMENT
INCREASED $126,450 TO $376,450.    THE GROUND LEASE CONTAINS A PURCHASE OPTION
EXERCISABLE AT A FIXED PRICE OF $4,000,000 FROM NOVEMBER 1994 TO NOVEMBER 1997, WHICH THE PARTNERSHIP INTENDS TO EXERCISE IN 1997. FUTURE MINIMUM GROUND LEASE PAYMENTS UNDER CAPITAL LEASE AT DECEMBER 31, 1996 THRU THE EXERCISE DATE OF NOVEMBER 1997 IS $4,349,158.


NOTE 3:  LEASING ACTIVITY

THE PARTNERSHIP LEASES SPACE TO TENANTS UNDER VARIOUS OPERATING LEASE AGREEMENTS. THESE AGREEMENTS, WITHOUT GIVING EFFECT TO RENEWAL OPTIONS, HAVE EXPIRATION DATES RANGING FROM 1997 TO 2010. AT DECEMBER 31, 1996, FUTURE MINIMUM BASE RENTAL INCOME UNDER NON-CANCELABLE OPERATING LEASES BY YEAR, AND IN THE AGGREGATE ARE SHOWN BELOW. ALTHOUGH THESE ARE NON-CANCELABLE LEASES, THERE IS NO ASSURANCE THAT ALL AMOUNTS WILL BE RECEIVED.

          YEAR ENDING
          DECEMBER 31,                                 (000'S)
          ------------                               ---------
               1997                                  $ 12,294
               1998                                    10,365
               1999                                     9,563
               2000                                     8,089
               2001                                     6,818
               THEREAFTER                              17,125
                                                     --------
               TOTAL                                 $ 64,254
                                                     --------
                                                     --------

                              B10 - REAL PROPERTY

                        NOTES TO FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                FOR YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 4:  COMMITMENT FROM PARTNER

ON JANUARY 9, 1990, PRUDENTIAL COMMITTED TO FUND UP TO $100 MILLION TO ENABLE THE PARTNERSHIP TO TAKE ADVANTAGE OF OPPORTUNITIES TO ACQUIRE ATTRACTIVE REAL PROPERTY INVESTMENTS WHOSE COST IS GREATER THAN THE PARTNERSHIP'S THEN AVAILABLE CASH. CONTRIBUTIONS TO THE PARTNERSHIP UNDER THIS COMMITMENT ARE UTILIZED FOR PROPERTY ACQUISITIONS AND RETURNED TO PRUDENTIAL ON AN ONGOING BASIS FROM CONTRACT OWNERS' NET CONTRIBUTIONS. ALSO, THE AMOUNT OF THE COMMITMENT IS REDUCED BY $10 MILLION FOR EVERY $100 MILLION IN ESTIMATED MARKET VALUE NET ASSETS OF THE PARTNERSHIP. THE AMOUNT AVAILABLE UNDER THIS COMMITMENT FOR PROPERTY PURCHASES AS OF DECEMBER 31, 1996 IS APPROXIMATELY $50.2 MILLION.


NOTE 5:  OTHER TRANSACTIONS WITH AFFILIATES

PURSUANT TO AN INVESTMENT MANAGEMENT AGREEMENT, PRUDENTIAL CHARGES THE PARTNERSHIP A DAILY INVESTMENT MANAGEMENT FEE AT AN ANNUAL RATE OF 1.25% OF THE AVERAGE DAILY GROSS ASSET VALUATION OF THE PARTNERSHIP. FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 MANAGEMENT FEES INCURRED BY THE PARTNERSHIP WERE $2,494,229, $2,341,878 AND $2,287,816, RESPECTIVELY.

THE PARTNERSHIP ALSO REIMBURSES PRUDENTIAL FOR CERTAIN ADMINISTRATIVE SERVICES RENDERED BY PRUDENTIAL. THE AMOUNTS INCURRED FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 WERE $116,818, $123,919, AND $95,015, RESPECTIVELY, AND ARE
CLASSIFIED AS ADMINISTRATIVE EXPENSES IN THE STATEMENTS OF OPERATIONS.

THE PARTNERSHIP OWNS A 50% INTEREST IN FOUR WAREHOUSE/DISTRIBUTION BUILDINGS IN JACKSONVILLE, FLORIDA (THE UNIT WAREHOUSES). THE REMAINING 50% INTEREST IS OWNED BY PRUDENTIAL AND ONE OF ITS SUBSIDIARIES. AT DECEMBER 31, 1996, THESE PROPERTIES HAD TOTAL ASSETS OF $17,668,652 AND LIABILITIES OF $60,987. FOR THE YEAR ENDED DECEMBER 31, 1996, THE UNIT WAREHOUSES HAD REVENUES OF $1,516,876 AND EXPENSES OF $303,754.

THE PARTNERSHIP HAS CONTRACTED WITH PREMISYS REAL ESTATE SERVICES, INC. (PREMISYS), AN AFFILIATE OF PRUDENTIAL, TO PROVIDE PROPERTY MANAGEMENT SERVICES AT THE UNIT WAREHOUSES, AND THROUGH 1994 AT THE BOLINGBROOK, IL WAREHOUSE.
THE PROPERTY MANAGEMENT FEE EARNED BY PREMISYS, INCURRED BY THE PARNERSHIP AND PRUDENTIAL FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 WAS $36,000, $31,360 AND $92,382, RESPECTIVELY.


                              B11 - REAL PROPERTY

REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of The Prudential
Variable Contract Real Property Partnership


In our opinion, the accompanying statement of assets and liabilities and the related statements of operations, of changes in net assets and of cash flows and the schedule of investments present fairly, in all material respects, the financial position of The Prudential Variable Contract Real Property Partnership (the "Partnership") at December 31, 1996, the results of its operations, the changes in its net assets and its cash flows for the year then ended and its investments at December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
New York, New York
March 25, 1997


                               B12 - REAL PROPERTY

INDEPENDENT AUDITORS' REPORT

To the Partners of
 The Prudential Variable Contract Real Property Partnership
Newark, New Jersey

We have audited the accompanying statement of assets and liabilities including the schedule of investments, of the Prudential Variable Contract Real Property Partnership as of December 31, 1995, and the related statements of operations, changes in net assets, and cash flows for each of the two years in the period ended December 31, 1995 (collectively referred to as the financial statements), and the per share data and ratios appearing on page 1 of the prospectus for each of the four years in the period ended December 31, 1995. These financial statements and the per share data and ratios are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and the per share data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and per share data and ratios present fairly, in all material respects, the financial position of The Prudential Variable Contract Real Property Partnership as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 and the per share data and ratios for each of the four years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Investments in properties and interest in properties are stated at current value at December 31, 1995, as discussed in Note 1 to the financial statements. Determination of current value involves subjective judgment because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction.

Deloitte & Touche LLP
Parsippany, New Jersey

March 1, 1996



                               B13 - REAL PROPERTY

                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS



Prudential Directors' and Officers' Liability and Corporation Reimbursement Insurance program, purchased by Prudential from Aetna Casualty & Surety Company, CNA Insurance Companies, Lloyds of London, Great American Insurance Company, Reliance Insurance Company, Corporate Officers & Directors Assurance Ltd., A.C.E. Insurance Company, Ltd., XL Insurance Company, Ltd., and Zurich-American Insurance Company, provides reimbursement for "Loss" (as defined in the policies) which the Company pays as indemnification to its directors or officers resulting from any claim for any actual or alleged act, error, misstatement, misleading statement, omission, or breach of duty by persons in the discharge of their duties in their capacities as directors or officers of Prudential, any of its subsidiaries, or certain investment companies affiliated with Prudential. Coverage is also provided to the individual directors or officers for such Loss, for which they shall not be indemnified. Loss essentially is the legal liability on claims against a director or officer, including adjudicated damages, settlements and reasonable and necessary legal fees and expenses incurred in defense of adjudicatory proceedings and appeals therefrom. Loss does not include punitive or exemplary damages or the multiplied portion of any multiplied damage award, criminal or civil fines or penalties imposed by law, taxes or wages, or matters which are uninsurable under the law pursuant to which the policies are construed.

There are a number of exclusions from coverage. Among the matters excluded are Losses arising as the result of (1) claims brought about or contributed to by the criminal, dishonest or fraudulent acts or omissions or the willful violation of any law by a director or officer, (2) claims based on or attributable to directors or officers gaining personal profit or advantage to which they were not legally entitled, and (3) claims arising from actual or alleged performance of, or failure to perform, services as, or in any capacity similar to, an investment adviser, investment banker, underwriter, broker or dealer, as those terms are defined in the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, the Investment Company Act of 1940, any rules or regulations thereunder, or any similar federal, state or local statute, rule or regulation.

The limit of coverage under the program for both individual and corporate reimbursement coverage is $150,000,000. The retention for corporate reimbursement coverage is $10,000,000 per loss.

The relevant provisions of New Jersey law permitting or requiring indemnification, New Jersey being the state of organization of Prudential and Pruco Life of New Jersey, can be found in Section 14A:3-5 of the New Jersey Statutes Annotated. The text of Prudential's by-law 26, which relates to indemnification of officers and directors, is incorporated by reference to
Exhibit 1.A.(6)(b) of Post-Effective Amendment No. 1 to Form S-6, Registration No. 33-61079, filed April 25, 1996, on behalf of The Prudential Variable Appreciable Account. The text of Pruco Life of New Jersey's by-laws, Article V, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 3B to this Registration Statement.



Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  NOT APPLICABLE

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

(1A) Distribution Agreement between      Incorporated by reference to
Pruco Securities Corporation and Pruco   Pre-Effective Amendment No. 1 to Form
Life Insurance Company of New Jersey     S-6, Registration Statement No.
with respect to the Pruco Life of New    2-81243, filed February 17, 1983, on
Jersey Variable Insurance Account.       behalf of the Pruco Life of New Jersey
                                         Variable Insurance Account.

(1B) Distribution Agreement between      Incorporated by reference to Form S-6,
Pruco Securities Corporation and Pruco   Registration Statement No. 2-89780,
Life Insurance Company of New Jersey     filed March 5, 1984, on behalf of the
with respect to the Pruco Life of New    Pruco Life of New Jersey Variable
Jersey Variable Appreciable Account.     Appreciable Account.


(1C) Distribution Agreement between      Filed Herewith.
Pruco Securities Corporation and Pruco
Life Insurance Company of New Jersey
with respect to the Pruco Life of New
Jersey Single Premium Variable Life
Account and Pruco Life of New Jersey
Single Premium Variable Annuity
Account.


(3A) Articles of Incorporation of        Incorporated by reference to
Pruco Life Insurance Company of New      Post-Effective Amendment No. 17 to
Jersey, as amended March 11, 1983.       Form S-6, Registration Statement No.
                                         2-89780, filed March 1, 1991, on
                                         behalf of the Pruco Life of New Jersey
                                         Variable Appreciable Account.


(3B) By-Laws of Pruco Life Insurance     Incorporated by reference to
Company of New Jersey, as amended        Post-Effective Amendment No. 17 to
February 1, 1991.                        Form S-6, Registration Statement No.
                                         2-89780, filed March 1, 1991, on
                                         behalf of the Pruco Life of New Jersey
                                         Variable Appreciable Account.


(3C) Resolution of the Board of          Filed Herewith.
Directors establishing Pruco Life of
New Jersey Variable Contract Real
Property Account.


(4A) Variable Life Insurance Contract.   Incorporated by reference to Form
                                         N-8B-2, File No. 2-81243, filed
                                         January 10, 1983, on behalf of the
                                         Pruco Life of New Jersey Variable
                                         Insurance Account.

(4B)(i) Revised Variable Appreciable     Incorporated by reference to
Life Insurance Contract with fixed       Post-Effective Amendment No. 5 to Form
death benefit.                           S-6, Registration Statement
                                         No.2-89780, filed July 11, 1986, on
                                         behalf of the Pruco Life of New Jersey
                                         Variable Appreciable Account.

(4B)(ii) Revised Variable Appreciable    Incorporated by reference to
Life Insurance Contract with variable    Post-Effective Amendment No. 5 to Form
death benefit.                           S-6, Registration Statement No.
                                         2-89780, filed July 11, 1986, on
                                         behalf of the Pruco Life of New Jersey
                                         Variable Appreciable Account.


(4C) Single Premium Variable Annuity     Filed Herewith.
Contract.

(4D) Flexible Premium Variable Life      Filed Herewith.
Insurance Contract.


(5) Opinion and Consent of Clifford E.   Filed Herewith.
Kirsch, Esq., as to the legality of
the securities being registered.


(10A) Investment Management Agreement    Filed Herewith.
between The Prudential Insurance
Company of America and The Prudential
Variable Contract Real Property
Partnership.

(10B) Service Agreement between The      Incorporated by reference to Form S-1,
Prudential Insurance Company of          Registration Statement No. 33-8698,
America and The Prudential Investment    filed September 12, 1986, on behalf of
Corporation.                             The Prudential Real Property Account
                                         of Pruco Life Insurance Company.


(10C) Partnership Agreement of The       Filed Herewith.
Prudential Variable Contract Real
Property Partnership.

(23A) Written consent of Price           Filed Herewith.
Waterhouse LLP, independent
accountants.

(23B) Written consent of Deloitte &      Filed Herewith.
Touche LLP, independent auditors.


(24B) Written consent of Clifford E.     Incorporated by reference to Exhibit
Kirsch, Esq.                             (5) hereto.


(25) Powers of Attorney:
(A) W. Bethke, I. Kleinman,              Incorporated by reference to Form N-4,
M. Melzer, E. Milnes,                    Registration No. 333-18117, filed
I. Price, W. Yelverton                   December 18, 1996 on behalf of the
                                         Pruco Life of New Jersey Flexible
                                         Premium Variable Annuity Account.

(B) L. Dougherty                         Filed herewith.


(27) Financial Data Schedules            Filed herewith.

(b) Financial Statement Schedules
    -----------------------------

Schedule III-Real Estate Owned by The    Filed herewith.
Prudential Variable Contract Real
Property Partnership.

Schedule IV-Mortgage Loans on Real       Not Applicable.
Estate for The Prudential Variable
Contract Real Property Partnership.

ITEM 17.  UNDERTAKINGS

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that Section.

The undersigned Registrant hereby undertakes (a) to file any prospectuses required by Section 10(a)(3) of the Securities Act of 1933 as Post-Effective Amendments to this Registration Statement, (b) that for the purposes of determining any liability under the 1933 Act, each such Post-Effective Amendment may be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time may be deemed to be in the initial bona fide offering thereof, (c) to reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (d) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (e) to remove from registration by means of a Post-Effective Amendment any of the securities being registered which remain unsold at such time as the offering of such securities may be terminated.

                                    SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, Pruco Life Insurance Company of New Jersey has duly caused this Post-Effective Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 8th day of April, 1997.



                                      PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

                                      In Respect of

                                      PRUCO LIFE OF NEW JERSEY
                                      VARIABLE CONTRACT REAL PROPERTY ACCOUNT



                                      By:  /s/ ESTHER H. MILNES
                                         -------------------------------------
                                               Esther H. Milnes
                                               President


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 9 to the Registration Statement has been signed below by the following Directors and Officers of Pruco Life Insurance Company of New Jersey in the capacities indicated on this 8th day of April, 1997.


         SIGNATURE AND TITLE
         -------------------


/s/ *
-------------------------------------
Esther H. Milnes
President and Director



/s/ *
-------------------------------------
Linda S. Dougherty
Chief Accounting Officer and Comptroller


/s/ *
--------------------------------------
William M. Bethke
Director

/s/ *                                        *By: /s/ Thomas C. Castano
--------------------------------------           -------------------------------
Ira J. Kleinman                                   Thomas C. Castano
Director                                          (Attorney-in-Fact)


/s/ *
--------------------------------------
Mendel A. Melzer
Director



/s/ *
--------------------------------------
I. Edward Price
Director

/s/ *
--------------------------------------
William F. Yelverton
Director

                                   EXHIBIT INDEX

(a)(1C)      Distribution Agreement between Pruco Securities Corporation and Pruco                        Page II-6
             Life Insurance Company of New Jersey with respect to the Pruco Life of
             New Jersey Single Premium Variable Life Account and Pruco Life of New
             Jersey Single Premium Variable Annuity Account.

(a)(3C)      Resolution of the Board of Directors establishing Pruco Life of New Jersey Variable          Page II-16
             Contract Real Property Account.

(a)(4C)      Single Premium Variable Annuity Contract.                                                    Page II-18

(a)(4D)      Flexible Premium Variable Life Insurance Contract.                                           Page II-37

(a)(5)       Opinion and Consent of Clifford E. Kirsch, Esq. as to the legality of the securities         Page II-60
             being registered.

(a)(10A)     Investment Management Agreement between The Prudential Insurance Company of America          Page II-61
             and The Prudential Variable Contract Real Property Partnership.

(a)(10C)     Partnership Agreement of The Prudential Variable Contract Real Property Partnership.         Page II-66

(a)(23A)     Written consent of Price Waterhouse LLP, independent accountants.                            Page II-87

(a)(23B)     Written consent of Deloitte & Touche LLP, independent auditors.                              Page II-88

(a)(25)(b)   Power of Attorney                                                                            Page II-89

(b)          Financial Statement Schedules                                                                Page II-91
             -----------------------------
             Schedule  III-Real Estate Owned by The Prudential  Variable Contract Real
             Property Partnership.

(27.1)       Financial Data Schedule for the Pruco Life of New Jersey Real Property Account.              Page II-93

(27.2)       Financial Data Schedule for The Prudential Real Property Partnership.                        Page II-94

